Exhibit 4.27

BIMCO

BARECON 2001

STANDARD BAREBOAT CHARTER PART I

1. Shipbroker **N/A**	2. Place and date 23 November 2021
3. Owners/Place of business (Cl. 1) **SEA 268 LEASING CO. LIMITED, a company incorporated under the laws of Hong Kong with company number 3053427 whose registered office is at 27/F, Three Exchange Square, 8 Connaught Place, Central, Hong Kong**	4. Bareboat Charterers/Place of business (Cl. 1) **JULIUS CAESAR INC., a corporation incorporated under the laws of the Republic of the Marshall Islands, having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960**
5. Vessel's name, call sign and flag (Cl. 1 and 3) **Julius Caesar with Builder's hull no.: 3213** **Call Sign: TBC** **Flag: Marshall Islands or any other flag state of the Vessel as may be agreed in writing by the Owners and the Charterers.**	
6. Type of Vessel **VERY LARGE CRUDE OIL CARRIER**	7. GT/NT **As per Building Contract Specifications**
8. When/Where built **Under construction** **Hyundai Heavy Industries Co., Ltd**	9. Total DWT (abt.) in metric tons on summer freeboard **300,000**
10. Classification Society (Cl. 3) **Bureau Veritas, DNV-GL or any other Approved Classification Society**	11. Date of last special survey by the Vessel's classification society **N/A**
12 Further particulars of Vessel (also indicate minimum number of months' validity of class certificates agreed acc. to Cl. 3) **As per Building Contract Specifications**	
13. Port or Place of delivery (Cl. 3) **Builder's Yard, back to back with MOA delivery**	14. Time for delivery (Cl. 4) **See Clause 34** 15. Cancelling date (Cl. 5) **See definition of "Cancelling Date" and Clause 33**
16. Port or Place of redelivery (Cl. 15) **See Clauses 41.6**	17. No. of months' validity of trading and class certificates upon redelivery (Cl. 15) **Six (6) months**
18. Running days' notice if other than stated in Cl. 4 **N/A**	19. Frequency of dry-docking (Cl. 10(g)) **In accordance with Approved Classification Society or requirements of Flag State**
20. Trading limits (Cl. 6) **International Navigating Limits and excluding any war listed area declared by the Joint War Committee, see also Clause 46.1(t), 46.1(u) and 46.1(v)**	
21. Charter period (Cl. 2) **See Clause 32**	22. Charter hire (Cl. 11) **See Clause 36**
23. New class and other safety requirements (state percentage of Vessel's insurance value acc. to Box 29)(Cl. 10(a)(ii)) **N/A**	
24. Rate of interest payable acc. to Cl. 11 (f) and, if applicable, acc. to PART IV **See Clause 37**	25. Currency and method of payment (Cl. 11) **Dollars/Bank transfer**
26. Place of payment; also state beneficiary and bank account (Cl. 11) **See Clause 36**	27. Bank guarantee/bond (sum and place) (Cl. 24) (optional) **See Clause 24**
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business) (Cl. 12) **N/A**	29. Insurance (hull and machinery and war risks) (state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k)) (also state if Cl. 14 applies) **See Clause 39 - Clause 14 does not apply**
30. Additional insurance cover, if any, for Owners' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **See Clause 39**	31. Additional insurance cover, if any, for Charterers' account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) **See Clause 39**

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

32. Latent defects (only to be filled in if period other than stated in Cl. 3) **N/A**	33. Brokerage commission and to whom payable (Cl. 27) **N/A**
34. Grace Period (state number of clear banking days) Cl.28 **N/A**	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) **(c) Clause 30 not applicable. See Clause 65**
36. War cancellation (indicate countries agreed) (Cl. 26(f)) **N/A**	
37. Newbuilding Vessel (indicate with "yes" or "no" whether PART III applies) (optional) **No**	38. Name and place of Builders (only to be filled in if PART III applies) **N/A**
39. Vessel's Yard Building No. (only to be filled in if PART III applies) **N/A**	40. Date of Building Contract (only to be filled in if PART III applies) **N/A**
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) **N/A** b) **N/A** c) **N/A**	
42. Hire/Purchase agreement (indicate with "yes" or "no" whether PART IV applies) (optional) **No, Part IV does not apply**	43. Bareboat Charter Registry (indicate with "yes" or "no" whether PART V applies) (optional) **No**
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) **N/A**	45. Country of the Underlying Registry (only to be filled in if PART V applies) **N/A**
46. Number of additional clauses covering special provisions, if agreed **Clause 32 to Clause 66**	

PREAMBLE – It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter if expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it is further agreed that in the event of a conflict of conditions, the provisions of PART I and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners)	Signature (Charterers)

PART II
BARECON 2001 Standard Bareboat Charter

1. Definitions

In this Charter, the following terms shall have the meanings hereby assigned to them:

"The Owners" shall mean the party identified in Box 3;

"The Charterers" shall mean the party identified in Box 4;

"The Vessel" shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.

"Financial Instruments" has the meaning ascribed to it in Clause 66. ~~means the mortgage, deed of covenant or other such financial security instrument as annexed to this Charter and stated in Box 28.~~

2 Charter Period

In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 ~~("The Charter Period").~~ See also Clause 32.

3. Delivery

(not applicable when Part III applies, as indicated in Box 37)

~~(a) The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy And in every respect ready in hull, machinery and equipment for service under this Charter.~~

~~Within International Navigating Limits T~~The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13. ~~in such ready safe berth as the Charterers may direct.~~

~~(b) The Vessel shall be properly documented on delivery in accordance with the laws of the flag State indicated in Box 5 and the requirements of the classification society stated in Box 10. The Vessel upon delivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 12.~~

(c) The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners' obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel. ~~but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~

4. Time for Delivery (See Clause 34)

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~The Vessel shall not be delivered before the date indicated in Box 14 without the Charterers' consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.~~

~~Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than thirty (30) running days' preliminary and not less than fourteen (14) running days' definite notice of the date on which the Vessel is expected to be ready for delivery.~~

~~The Owners shall keep the Charterers closely advised of possible changes in the Vessel's position.~~

5. Cancelling (See Clause 33)

~~*(not applicable when Part III applies, as indicated in Box 37)*~~

~~(a) Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.~~

~~(b) If it appears that the Vessel will be delayed beyond the cancelling date, the Owners may, as soon as they are in a position to state with reasonable certainty the day on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their option of cancelling, and the option must then be declared within one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier. If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners' notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.~~

~~(c) Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this Charter.~~

6. Trading Restrictions (see also Clauses 46.1(t), 46.1(u) and 46.1(v))

The Vessel shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20.

The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.

The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is forbidden by the law of any country to which the Vessel may sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.

Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners' prior approval has been obtained to loading thereof.

7. Surveys on Delivery and Redelivery

Provision on Delivery see Clause 47.2 ~~*(not applicable when Part III applies, as indicated in Box 37)*~~

The Owners ~~and Charterers~~ shall ~~each~~ appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~delivery and~~ redelivery pursuant to Clause 41.6 hereunder (if applicable) at the costs of the Charterers~~. The Owners shall bear all expenses of the On-hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off-hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~

8. Inspection (See Clause 47)

~~The Owners shall have the right at any time after giving reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf:-~~

~~(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees for such inspection or survey shall be paid by the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;~~

~~(b) in dry-dock if the Charterers have not dry-docked Her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; and~~

~~(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Owners.~~

9. Inventories, Oil and Stores (See Clause 34.7)

~~A complete inventory of the Vessel's entire equipment, outfit including spare parts, appliances and of all consumable stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.~~

10. Maintenance and Operation

(a)(i) Maintenance and Repairs - During the Charter Period the Vessel shall be in the full possession and at the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, ~~except as provided for in Clause 14(l),~~ if applicable, at their own expense they shall at all times keep the Vessel's Classification ~~Class~~ fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.

(ii) New Class and Other Safety Requirements - In the event of any improvement, structural changes or new equipment becoming necessary for the continued operation of the Vessel by reason of new class requirements or by compulsory legislation~~, the~~ the Charterers shall ensure that the same are complied with and the time and costs of compliance shall be for the Charterers' account.

~~costing (excluding the Charterers' loss of time) more than the percentage stated in Box 23, or if Box 23 is left blank, 5 per cent. of the Vessel's insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed in Clause 30.~~

(iii) Financial Security - The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay. This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.

The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers' sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.

(b) Operation of the Vessel - The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual ~~flag State~~ fees of the Flag State and any foreign general municipality and/or state taxes. The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.

Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel's flag or any other applicable law.

(c) The Charterers shall keep the Owners ~~and the mortgagee(s)~~ advised of the intended employment, planned dry-docking and major repairs of the Vessel,

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

as reasonably required.

(d) Flag and Name of Vessel – During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own house flag (with all fees, costs and expenses arising in relation thereto for the Charterers' account). The Charterers shall also have the liberty, with the Owners' consent, ~~which shall not be unreasonably withheld,~~ to change the flag and/or the name of the Vessel during the Charter Period (with all fees, costs and expenses arising in relation thereto for the Charterers' account). Painting and re-painting, instalment and re-instalment, registration and re-registration, if required by the Owners, shall be at the Charterers' expense and time.

(e) Changes to the Vessel – ~~See Clause 49.1(v).~~ Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenances or spare parts thereof without in each instance first securing the Owners' approval thereof. If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition ~~before the termination of this Charter.~~

(f) Use of the Vessel's Outfit, Equipment and Appliances - The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear excepted. The Charterers shall from time to time during the Charter Period replace, renew or substitute such items of equipment as shall be so damaged or worn as to be unfit for use. The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel. Title of any equipment so replaced, renewed or substituted shall vest in and remain with the Owners. The Charterers have the right to fit additional equipment at their expense and risk (provided that no permanent structural damage is caused to the Vessel by reason of such installation) and ~~but~~ the Charterers shall, at their expenses, remove such equipment and make good any damage caused by the fitting or removal of such additional equipment before the Vessel is redelivered to the Owners. ~~at the end of the period if requested by the Owners.~~ Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with radio regulations.

(g) Periodical Dry-Docking - The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19. ~~or, if Box 19 has been left blank, every sixty (60) calendar months after delivery or such other period as may be required by the Classification Society or flag State.~~

11. Hire (See Clause 36)

~~(a) The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which time shall be of the essence.~~

~~(b) The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Hire shall be paid continuously throughout the Charter Period.~~

~~(c) Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~

~~(d) Final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.~~

~~(e) Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~

~~(f) Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24. If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~

~~(g) Payment of interest due under sub-clause 11(f) shall be made within seven (7) running days of the date of the Owners' invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~

12. Mortgage (See Clause 63.3)

~~*(only to apply if Box 28 has been appropriately filled in)*~~

~~*) (a) The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

~~*) (b) The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instrument. The Charterers undertake to comply, and provide such information and documents to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instrument or as may be directed from time to time during the currency of the Charter by the mortgagee(s) in conformity with the Financial Instrument. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~provisions of the Financial Instrument and agree to acknowledge this in writing in any form that may be required by the mortgagee(s). The Owners warrant that they have not effected any mortgage(s) other than stated in Box 28 and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

~~*) (Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).~~

13. Insurance and Repairs (See also Clause 39)

(a) Subject to Clause 39, d~~D~~uring the Charter Period the Vessel shall be kept insured in accordance with Clause 39 by the Charterers at their expense against hull and machinery, marine and (including blocking and trapping) war and Protection and Indemnity risks and freight, demurrage and defence risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including but not limited to maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve. During the Charter Period the Charterers shall procure (at Charteres' expense) that there are in place innocent Owners' interest insurance, lessor's additional perils (pollution) insurance and if applicable, Mortgagees' interest insurance and Mortgagees' additional perils (pollution) insurance for an amount equal to at least one hundred and twenty percent. (120%) of the then Owners' cost and shall procure (at Charterers' expense), ~~which approval shall not be un-reasonably withheld.~~ Such insurances shall be arranged by the Charterers to protect the interests of both the Owners and the Charterers and the Owners' Financiers ~~mortgagee(s)~~ (if any), and The Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint provided such manager has entered into a manager's undertaking in form and substance acceptable to the Owners and the Owners' Financiers (if any). Insurance policies shall cover the Owners, the mortgagee(s) (if any), and the Charterers according to their respective interests. Subject to the provisions of the agreed loss payable clauses, ~~Financial Instrument, if any,~~ and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.

The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.

All time used for repairs under the provisions of sub-clause 13(a) ~~and for repairs of latent defects according to Clause 3(c) above~~, including any deviation, shall be for the Charterers' account.

(b) ~~If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively.~~ The ~~Owners or the~~ Charterers ~~as the case may be~~ shall immediately furnish the ~~other party~~Owners with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary. The Charterers hereby undertake that any additional insurances that they arrange now or in the future will always be compliant with the terms of the underlying hull and machinery policies.

(c) The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be required to enable the Owners to comply with the insurance provisions of the Financial Instrument (if any).

(d) Subject to the provisions of the Financial Instruments and Clause 41.13~~2~~, if any, should the Vessel become a Total Loss, ~~an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 13(a),~~ all insurance payments for such loss shall be paid to the Owners (or, if applicable, the Owners' Financiers) in accordance with the ~~agreed~~terms of the relevant loss payable clauses). ~~who shall distribute the moneys between the Owners and the Charterers according to their respective interests.~~ The Charterers undertake to notify the Owners and the Owners' Financiers, ~~and the mortgagee(s), if any,~~ of any occurrences in consequence of which the Vessel is likely to become a ~~t~~Total ~~l~~Loss. ~~as defined in this Clause.~~

~~(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.~~

(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a), the value of the Vessel is the sum indicated in Clause 39. ~~Box 29.~~

14. Insurance, Repairs and Classification

~~*(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).*~~

~~(a) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurt-~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~ances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance. Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~

~~**(b)** During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub-clause 10(a)(iii)) in such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~

~~**(c)** In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~

~~**(d)** The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub-clause 14(a). The Charterers to be secured reimbursement through the Owners' Underwriters for such expenditures upon presentation of accounts.~~

~~**(e)** The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~

~~**(f)** All time used for repairs under the provisions of sub-clauses 14(d) and 14(e) and for repairs of latent defects according to Clause 3 above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period. The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~

~~**(g)** If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in Box 30 and Box 31, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~

~~**(h)** Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub-clause 14(a), all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~

~~**(i)** If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub-clause 14(a), this Charter shall terminate as of the date of such loss.~~

~~**(j)** The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~

~~**(k)** For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 29.~~

~~**(l)** Notwithstanding anything contained in sub-clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~

15. Redelivery <u>(See Clause 41.6)</u>

~~At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice-free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.~~

~~The Charterers warrant that they will not permit the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within The Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.~~

~~Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class excepted.~~

~~The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.~~

16. Non-Lien

<u>Save for Permitted Security Interest (if any),</u> The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:

"This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

whatsoever." or a notice in such analogous form as reasonably required by any Mortgagee(s).

17. Indemnity (See Clauses 38.3, 39.16, 39.17, 39.18, 41.4, 53 and 55.4)

~~(a) The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~

~~(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.~~

~~In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.~~

18. Lien

The Owners ~~to~~ shall have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter. ~~, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.~~

19. Salvage

All salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.

20. Wreck Removal

In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.

21. General Average

The Owners shall not contribute to General Average.

22. Assignment~~, Sub-Charter and Sale~~ (See Clause 63)

~~(a) The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners, which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.~~

~~(b) The Owners shall not sell the Vessel during the currency of this Charter except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.~~

23. Contracts of Carriage

*) **(a)** The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

~~*) (b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

~~*) *Delete as applicable.*~~

24. ~~Bank~~ Corporate **Guarantee**

~~*(Optional, only to apply if Box 27 filled in)*~~

The Charterers undertake to furnish, on or about the date of this Charter, ~~before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as~~ a corporate guarantee from the Guarantors as guarantee and the other Security Documents (if not already earlier entered into) for full performance of their obligations under this Charter.

25. Requisition/Acquisition

(a) Subject to the provisions of the Financial Instruments (if any) and the General Assignment, in the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof. ~~always provided however that in the event of "Requisition for Hire" any Requisition Hire or compensation received or receivable by the Owners shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.~~

(b) Subject to the other provisions of this Charter and the Financial Instruments (if any) in the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall be deemed terminated as of the date of such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and ~~to~~ shall be paid up to the date and time of such "Compulsory Acquisition".

26. War

(a) ~~Subject to the provisions of the Financial Instruments (if any) F~~For the purpose of this Clause, the words "War Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.

(b) The Vessel, ~~unless the written consent of the Owners be first obtained and adequate insurances are obtained (such adequacy to be determined by the Owners (acting reasonably)),~~ unless trading within the limits and safe places in accordance with The Approved Sub-charter and the Charterer has effected the additional premium required by the Vessels insurers and prior notice has been given to the Owners about the details of the itineary and the additional insurances of the Vessel, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.

(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.

~~(d) If the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~

(e) The Charterers shall have the liberty:

(i) to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii) to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;

(iii) to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

(f) In the event of outbreak of war ~~(whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People's Republic of China, (ii) between any two or more of the countries stated in Box 36, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with Clause 15, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel has no cargo on board, at the port at which the Vessel then is or if at sea at a near, open and safe port as directed by the Owners. In all cases~~ hire shall continue to be paid in accordance with Clause 11 ~~and except as aforesaid~~ all other provisions of this Charter shall apply until ~~redelivery~~ the end of the Charter Period.

27. Commission

~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~

~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~

28. Termination (See Clauses 41 and 49)

~~(a) Charterers' Default~~

~~The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:~~

~~(i) the Charterers fail to pay hire in accordance with Clause 11. However, where there is a failure to~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~make punctual payment of hire due to oversight, negligence, errors or omissions on the part of the Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;~~

~~(ii) the Charterers fail to comply with the requirements of: (1) Clause 6 (Trading Restrictions)~~

~~(2) Clause 13(a) (Insurance and Repairs) provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;~~

~~(iii) the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is not prejudiced.~~

~~(b) Owners' Default~~
~~If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.~~

~~(c) Loss of Vessel~~
~~This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.~~

~~(d) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.~~

~~(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.~~

29. Repossession (See also Clauses 41 and 49)
In the event the Vessel is due for redelivery pursuant to Clause 41.6 or Owners have made a request for redelivery of the Vessel in accordance with the applicable provisions of Clause 41.10,

~~In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28,~~ the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners and the Charterers shall procure that the master and crew follow the directions of the Owners (but always provided that the safety of the Vessel and its crew shall not be materially and adversely compromised).

~~The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative.~~ All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART II
BARECON 2001 Standard Bareboat Charter

~~*) (b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~
~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~

~~*) (c) This Contract shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.~~
~~In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:-~~

~~(i) Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.~~

~~(ii) The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~

~~(iii) If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~

~~(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(v) Either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi) Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.~~

~~(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.~~
~~*(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)*~~

~~(e) If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.~~

~~**) Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.*~~

31. Notices (See Clause 44)

~~(a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.~~

~~(b) The address of the Parties for service of such communication shall be as stated in Boxes 3 and 4 respectively.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)

1. Specifications and Building Contract

(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called "the Building Contract") as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been counter-signed as approved by the Charterers.

(b) No change shall be made in the Building Contract or in the specifications or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers' consent.

(c) The Charterers shall have the right to send their representative to the Builders' Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub-clause (a) of this Clause.

(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein. Subject to the provisions of sub-clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders. The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel's performance or specification or defects, if any. Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies. However, the Owners' liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers). The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred. Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties. The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.

2. Time and Place of Delivery

(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders' Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the Builders. Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract. The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.

(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving to the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.

(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon

(i) if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or

(ii) if the Charterers wish to take delivery of the Vessel they may by notice in writing within seven (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;

(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;

(iv) if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.

(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in Box 41(c) or if not filled in shall be shared equally between the parties.

3. Guarantee Works

If not otherwise agreed, the Owners authorise the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works. The Charterers have to advise the Owners about the performance to the extent the Owners may request.

4. Name of Vessel

The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)

~~painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~

~~5. Survey on Redelivery~~

~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery.~~

~~Without prejudice to Clause 15 (Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred. The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART IV
HIRE/PURCHASE AGREEMENT
(Optional, only to apply if expressly agreed and stated in Box 42)

~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per Clause 11 the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~

~~*In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.*~~

~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~

~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery. Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims. Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers' flag, shall be for Buyers' account. Any taxes, consular and other charges and expenses connected with closing of the Sellers' register, shall be for Sellers' account.~~

~~In exchange for payment of the last month's hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any. On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship's Register and deliver a certificate of deletion to the Buyers.~~

~~The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Sellers' possession.~~

~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~

~~The Vessel with everything belonging to her shall be at Sellers' risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~

~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per Clause 3 (Part II) or to pay the equivalent cost for their journey to any other place.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

PART V

PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY

(Optional, only to apply if expressly agreed and stated in Box 43)

~~**1. Definitions**~~

~~For the purpose of this PART V, the following terms shall have the meanings hereby assigned to them:~~

~~"The Bareboat Charter Registry" shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~

~~"The Underlying Registry" shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~

~~**2. Mortgage**~~

~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~

~~**3. Termination of Charter by Default**~~

~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, direct the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~

~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against the Owners under this Charter.~~

Copyright © 2001 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this **BIMCO SmartCon** document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.
First published in 1974 as BARECON A and B. Amalgamated and revised in 1989. Revised 2001.

ADDITIONAL CLAUSES TO BARECON 2001 DATED ___23 November________ 2021

32	CHARTER PERIOD

32.1	The period of this Charter (the "Charter Period") shall, subject to the terms of this Charter, continue for a period of ninety six (96) months starting from the Commencement Date.

32.2	Notwithstanding the fact that the Charter Period shall commence on the Commencement Date, this Charter shall be:

(a)	in full force and effect; and

(b)	valid, binding and enforceable against the parties hereto,

with effect from the date hereof until the end of the Charter Period (subject to the terms of this Charter).

33	CANCELLATION

33.1	If:

(a)	the Vessel is not delivered by the Charterers as sellers to the Owners as buyers under the MOA by the Cancelling Date (or such later date as the parties to the MOA may agree); or

(b)	the MOA expires, is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason (in whole or in part),

33.2

then this Charter shall immediately terminate and be cancelled (without prejudice to Clause 53 (Indemnities) and without the need for either the Owners or the Charterers to take any action whatsoever), provided that the Owners shall be entitled to retain all fees and expenses paid by the Charterers pursuant to Clause 42 (Fees and Expenses) (and without prejudice to Clause 42 (Fees and Expenses) and any clause of the MOA, if such fees have not been paid, the Charterers shall forthwith pay such fees and expenses to the Owners in accordance with Clause 42 (Fees and Expenses) and such payment shall be irrevocable and unconditional and is acknowledged by the Charterers to be proportionate as to amount, having regard to the legitimate interest of the Owners, in protecting against the Owners' risk of the Charterers failing to perform its obligations under this Charter. For the avoidance of doubt, the termination of the Charter shall not prejudice the operation of any provision of any Leasing Document which is expressed to survive the termination or cancellation of this Charter).

34	DELIVERY AND CHARTER OF VESSEL

34.1	This Charter is part of a transaction involving the sale, purchase and charter back of the Vessel and constitutes one of the Leasing Documents.

34.2	The obligation of the Owners to charter the Vessel to the Charterers hereunder is subject to and conditional upon:

(a)	the delivery to and acceptance by the Charterers as buyers of the Vessel under the Contract and the delivery to and acceptance by the Owners as buyers of the Vessel under the MOA;

(b)	no Potential Termination Event or Termination Event having occurred which is continuing from the date of this Charter to the last day of the Charter Period (inclusive);

(c)

the representations and warranties contained in Clause 45 (Representations and Warranties) being true and correct on the date hereof and each day thereafter until and including the last date of the Charter Period;

(d)	the Delivery occurring on or before the Cancelling Date; and

(e)	the Owners having received from the Charterers:

(i)	on or before the date falling three (3) Business Days prior to the Prepositioning Date, the documents or evidence set out in Part A of Schedule 2 in form and substance satisfactory to them; and

(ii)

on the Commencement Date and prior to or simultaneously with the Owners executing a dated and timed copy of the protocol of delivery and acceptance evidencing delivery of the Vessel under the MOA and a dated and timed copy of the Acceptance Certificate, the documents or evidence set out in Part B of Schedule 2 in form and substance satisfactory to them, and if any of the documents listed in Schedule 2 are not in the English language then, where required by the Owners, they shall be accompanied by a certified English translation.

34.3

The conditions precedent specified in paragraph (e) of Clause 34.2 are inserted for the sole benefit of the Owners and may be waived or deferred in whole or in part and with or without conditions by the Owners.

34.4

On (A) delivery to and acceptance by the Charterers as buyers of the Vessel from the Builder under the Contract; and (B) delivery to and acceptance by the Owners (in their capacity as buyers) of the Vessel from the Charterers (in their capacity as sellers) under the MOA, the Vessel shall be deemed to have been delivered to, and accepted without reservation by, the Charterers under this Charter and the Charterers shall become and be entitled to the possession and use of the Vessel on and subject to the terms and conditions of this Charter on the same day as the delivery date of the Vessel under the MOA.

34.5

On Delivery, as evidence of the commencement of the Charter Period, the Charterers shall sign and deliver to the Owners, the Acceptance Certificate. The Charterers shall be deemed to have accepted the Vessel under this Charter, and the commencement of the Charter Period having started, on Delivery even if, for whatever reason, the Acceptance Certificate is not signed and/or the Charterers do not take actual possession of the Vessel at that time.

34.6

The Charterers shall not be entitled for any reason whatsoever to refuse to accept delivery of the Vessel under this Charter once the Vessel has been delivered to and accepted by the Owners (in their capacity as buyers) from the Charterers (in their capacity as sellers) under the MOA, and the Owners shall not be liable for any losses, costs or expenses whatsoever or howsoever arising including without limitation, any loss of profit or any loss or otherwise:

(a)

resulting directly or indirectly from any defect or alleged defect in the Vessel (including but not limited to any deficiency in seaworthiness, merchantability, classification, condition, design, quality, operation, performance, capacity or fitness for use or the eligibility of the Vessel for any particular trade or operation) or any failure of the Vessel; or

(b)	arising from any delay in the commencement of the Charter Period or any failure of the Charter Period to commence.

34.7

The Owners shall not be obliged to deliver the Vessel to the Charterers with any bunkers and unused lubricating oils and hydraulic oils and greases in storage tanks and unopened drums of the Vessel except for such items which are already on the Vessel on Delivery. The Owners shall not be responsible for the fitness, quality or quantity of any such bunkers and unused lubricating oils and hydraulic oils and greases and the Charterers shall make no claim against Owners in respect of the same.

34.8

The Charterers shall procure receipt by the Owners of the conditions subsequent set out in Part C of Schedule 2 in a form and substance satisfactory to the Owners within the time periods permitted therein.

35	QUIET ENJOYMENT

35.1

Provided that no Potential Termination Event, Termination Event or Total Loss has occurred, the Owners hereby agree not to disturb or interfere with the Charterers' lawful use, possession and quiet enjoyment of the Vessel during the Charter Period.

36	CHARTERHIRE AND ADVANCE CHARTERHIRE

36.1

In consideration of the Owners agreeing to charter the Vessel to the Charterers under this Charter at the request of the Charterers, the Charterers hereby irrevocably and unconditionally agree to pay to the Owners the Charterhire, the Advance Charterhire and all other amounts payable under this Charter in accordance with the terms of this Charter.

36.2

The Charterers shall pay to the Owners on the Commencement Date, an amount which is equal to the difference between the Purchase Price and the Opening Capital Balance as of the Commencement Date (the "Advance Charterhire").

36.3

The Charterers shall be deemed to have paid the Advance Charterhire to the Owners on the Commencement Date by the Owners (as buyers under the MOA) setting off an amount equal to the Advance Charterhire against a corresponding amount of the Purchase Price payable by the Owners to the Charterers (as sellers) under the MOA.

36.4	The Advance Charterhire shall not bear interest and shall be non-refundable.

36.5	Following Delivery and commencing from the Commencement Date, the Charterers shall pay Charterhire in arrears in quarterly instalments on each Payment Date. Each instalment shall consist of:

(a)	a capital element of Charterhire (the "Fixed Charterhire") to be calculated in the following manner:

(i)	A = 1/32 x B

(ii)	A is the amount of the Fixed Charterhire due on each such Payment Date.

(iii)	B is the difference between the Opening Capital Balance and the Final Purchase Option Price.

(b)

a variable element of Charterhire (the "Variable Charterhire") which shall be calculated by applying the aggregate of the (i) applicable Interest Rate for the relevant Hire Period and (ii) the Margin to the Owners' Costs on the immediately preceding Payment Date (or, in the case of the First Payment Date only, on the Commencement Date) for the relevant Hire Period ending on the relevant Payment Date by reference to the actual number of days elapsed.

36.6	Charterhire shall be payable in arrears on the following dates (each a "Payment Date"):

(a)	first instalment of Charterhire shall be payable on the date falling three (3) months after the Commencement Date (the "First Payment Date"); and

(b)

each subsequent instalment of Charterhire (other than the last instalment of Charterhire) shall be payable quarterly thereafter, with the final instalment of Charterhire payable on the last day of the Charter Period, such that there is a total of thirty two (32) Payment Dates during the Charter Period.

36.7

Payment of Charterhire on any Payment Date shall be made in same day available funds and received by the Owners by not later than 4.00 pm (Beijing time). Any payment of Charterhire which is due to be made on a Payment Date which is not also a Business Day shall be made on the previous Business Day instead.

36.8	Time of payment of the Charterhire and any other payments by the Charterers under this Charter shall be of the essence of this Charter.

36.9	All payments of the Charterhire and any other moneys payable hereunder shall be made in Dollars.

36.10

All payments of the Charterhire and any other moneys payable hereunder shall be payable by the Charterers to the Owners' designated bank account as the Owners may notify the Charterers in writing from time to time.

36.11	Payment of the Charterhire and any other amounts under this Charter shall be at the Charterers' risk until receipt by the Owners.

36.12

The Vessel shall not at any time be deemed off-hire and the Charterers' obligation to pay the Charterhire and any other amounts payable in this Charter (including but not limited to the Termination Sum) in Dollars shall be absolute and unconditional under any and all circumstances and shall not be affected by any circumstances of any nature whatsoever including but not limited to:

(a)

(except in the case of the Advance Charterhire) any set off, counterclaim, recoupment, defence, claim or other right which the Charterers may at any time have against the Owners or any other person for any reason whatsoever including, without limitation, any act, omission or breach on the part of the Owners under this Charter or any other agreement at any time existing between the Owners and the Charterers;

(b)

any change, extension, indulgence or other act or omission in respect of any indebtedness or obligation of the Charterers, or any sale, exchange, release or surrender of, or other dealing in, any security for any such indebtedness or obligation;

(c)	any title defect or encumbrance or any dispossession of the Vessel by title paramount or otherwise;

(d)

any defect in the seaworthiness, condition, value, design, merchantability, operation or fitness for use of the Vessel or the ineligibility of the Vessel for any particular trade, or for registration or documentation under the laws of any relevant jurisdiction;

(e)	the Total Loss or any damage to or forfeiture or court marshall's or other sale of the Vessel if the Termination Sum or any part thereof remains due;

(f)

any libel, attachment, levy, detention, sequestration or taking into custody of the Vessel or any restriction or prevention of or interference with or interruption or cessation in, the use or possession thereof by the Charterers unless for such period where such arrest, detention or seizure is solely attributable to the fault of the Owners;

(g)	any insolvency, bankruptcy, reorganization, arrangement, readjustment, dissolution, liquidation or similar proceedings by or against the Charterers and any other Relevant Person;

(h)

any invalidity, unenforceability, lack of due authorization or other defects, or any failure or delay in performing or complying with any of the terms and provisions of this Charter or any of the Leasing Documents by any party to this Charter or any other person;

(i)	any enforcement or attempted enforcement by the Owners of their rights under this Charter or any of the Leasing Documents executed or to be executed pursuant to this Charter;

(j)

any loss of use of the Vessel due to deficiency or default or strike of officers or crew, fire, breakdown, damage, accident, defective cargo or any other cause which would or might but for this provision have the effect of terminating or in any way affecting any obligation of the Charterers under this Charter; or

(k)

any prevention, delay, deviation or disruption in the use of the Vessel resulting from the wide outbreak of any viruses (including the 2019 novel coronavirus), including but not limited to those caused by:

(i)	closure of ports;

(ii)	prohibitions or restrictions against the Vessel calling at or passing through certain ports;

(iii)	restriction in the movement of personnel and/or shortage of labour affecting the operation of the Vessel or the operation of the ports (including stevedoring operations);

(iv)	quarantine regulations affecting the Vessel, its cargo, the crew members or relevant port personnel;

(v)	fumigation or cleaning of the Vessel; or

(vi)

any claims raised by any sub-charterer or manager of the Vessel that a force majeure event or termination event (or any other analogous event howsoever called) has occurred under the relevant charter agreement or management agreement (as the case may be) of the Vessel as a result of the outbreak of such viruses.

36.13

All stamp duty, value added tax (for the avoidance of doubt, including without limitation, goods and services tax), withholding or other taxes and import and export duties and all other similar types of charges which may be levied or assessed on or in connection with:

(a)	the operation of this Charter in respect of the hire and all other payments to be made pursuant to this Charter and the remittance thereof to the Owners; and

(b)	the import, export, purchase, delivery and re-delivery of the Vessel,

shall be borne by the Charterers. The Charterers shall pay, if applicable, value added tax and other similar tax levied on any Charterhire and other payments payable under this Charter by addition to, and at the time of payment of, such amounts. If any such taxes arise as a result of (i) the Owners being incorporated in Hong Kong and (ii) the introduction or alteration after the date of this Charter of a law in Hong Kong or an alteration after the date of this Charter in the manner in which a law in Hong Kong is interpreted or applied (the "Tax Changes"). Provided that if after the Owners and the Charterers having exercised reasonable endeavours to mitigate the effect of the Tax Changes (at the cost of the Charterers) following notification from the Owners to the Charterers regarding the occurrence of the Tax Changes such Tax Changes continue to have the same effect, the Charterers shall have the option to pay the Mandatory Sale Price to the Owners within thirty (30) days following such notice by the Owners, and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

37	CHANGES TO INTEREST RATE, DEFAULT INTEREST

37.1	If, in relation to any determination of the Interest Rate prior to a Screen Rate Replacement Event:

(a)

the Owners determine (which determination shall be conclusive and binding) that by reason of circumstances affecting the Relevant Interbank Market generally, adequate and fair means do not or will not exist for ascertaining LIBOR at the beginning of that Hire Period or the same does not reflect the cost of funding of the Owners; and

(b)

the Owners determine (which determination shall be conclusive and binding) that by reason of circumstances affecting the Relevant Interbank Market generally, deposits in Dollars in the required amount for the 3-month period commencing on the first day of that Hire Period are not available to it in the Relevant Interbank Market or from whatever sources it may select to obtain funds for that Hire Period, the Owners shall promptly notify the Charterers accordingly.

37.2

Immediately following the notification referred to in Clause 37.1 above, the Owners and the Charterers shall negotiate in good faith with a view to agreeing upon a substitute basis for determining the Interest Rate for that Hire Period.

37.3

If a substitute basis is not so agreed pursuant to Clause 37.2 above or after the occurrence of a Screen Rate Replacement Event but prior to the making of any necessary amendment or waiver in accordance with Clause 37.4 below, the Interest Rate shall be the rate per annum equal to the cost certified and notified by the Owners, with relevant supporting evidence available to the Owners at the relevant time (expressed as an annual rate of interest) of funding the Owners' Costs during the relevant Hire Period (as reasonably determined by the Owners). It is hereby agreed that the Charterers shall have the option to pay the Mandatory Sale Price to the Owners within thirty (30) days following such notice by the Owners pursuant to this Clause 37.3, and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

37.4

If a Screen Rate Replacement Event has occurred in relation to the Screen Rate for dollars, the Owners are entitled to make any amendment or waiver to the terms of the Leasing Documents with the consent of the Charterers (at the Charterers' cost) which relates to:

(a)	providing for the use of a Replacement Benchmark in relation to Dollars in place of (or in addition to) that Screen Rate; and

(b)

(i)	aligning any provision of any Leasing Document to the use of that Replacement Benchmark;

(ii)

enabling that Replacement Benchmark to be used for the calculation of the Interest Rate under this Charter (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Charter);

(iii)	implementing market conventions applicable to that Replacement Benchmark;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(v)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), and pending any such amendment or waiver and the Replacement Benchmark being utilised under the Leasing Documents to calculate the Interest Rate, Clause 37.3 shall apply to the calculation of the Interest Rate.

37.5	If, as at 30 June 2022, this Charter provides that the rate of interest for the Owners' Cost in dollars is to be determined by reference to the Screen Rate for LIBOR:

(a)	a Screen Rate Replacement Event shall be deemed to have occurred on that date in relation to the Screen Rate for dollars; and

(b)

the Owners shall enter into negotiations in good faith with a view to agreeing the use of a Replacement Benchmark in relation to dollars in place of that Screen Rate from and including a date no later than 31 December 2022. It is hereby agreed that if the use of a Replacement Benchmark in relation to dollars is not so agreed, the Charterers shall have the option to pay the Mandatory Sale Price to the Owners by 31 January 2023, and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

37.6

If the Charterers fail to make any payment due under this Charter on the due date, they shall pay additional interest on such late payment at a rate which is equal to one per cent. (1%) per annum above the applicable Interest Rate for the relevant Hire Period and the Margin which shall apply prior to, during or following Delivery and shall accrue on a daily basis from the date on which such payment became due up to and excluding the date of payment thereof, and the Charterers and the Owners agree that such default rate is proportionate as to amount, having regard to the legitimate interest of the Owners, in protecting against the Owners' risk of the Charterers failing to perform its obligations under this Charter.

37.7

All interest (including default interest) and any other payments under this Charter which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) days' year.

38	POSSESSION OF VESSEL

38.1

The Charterers shall not, without the prior written consent of the Owners, assign, mortgage or pledge the Vessel or any interest therein, its Earnings, Insurances and/or any Requisition Compensation and shall not permit the creation or existence of any Security Interest thereon (including for any monies paid in advance and not earned, and for any claims for damages arising from any breach by the Owners of this Charter and other amounts due to the Charterers under this Charter) except for the Permitted Security Interests.

38.2

The Charterers shall promptly notify any party (including, without limitation, the Trafigura Charterer or any other subcharterer of the Vessel) (as the Owners may request) in writing that the Vessel is the property of the Owners and the Charterers shall provide the Owners with a copy of such written notification and satisfactory evidence to the opinion of the Owners that such party has received such written notification.

38.3

If the Vessel is arrested, seized, impounded, forfeited, detained or taken out of their possession or control (whether or not pursuant to any distress, execution or other legal process), the Charterers shall procure the immediate release of the Vessel (whether by providing bail or procuring the provision of security or otherwise do such lawful things as the circumstances may require) and shall immediately notify the Owners of such event and shall indemnify the Owners against all losses, costs or charges incurred by the Owners by reason thereof in re-taking possession or otherwise in re-acquiring the Vessel. Without prejudice to the generality of the foregoing and Clause 52, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the master, officers or agents signing bills of lading or other documents.

38.4

If the Vessel is arrested or otherwise detained solely because of the Owners' direct actions or omissions and for reasons which are not in any part of a consequence of contributory negligence and/or wilful misconduct of any Approved Sub-charterer, a Relevant Person or any other member of the Group (or its affiliates), the Owners shall at their own expense take all reasonable steps to procure that the Vessel is released within a reasonable time.

38.5

The Charterers shall pay and discharge or cause the Trafigura Charterer or any other subcharterer of the Vessel to pay and discharge all obligations and liabilities whatsoever which have given or may give rise to liens on or claims enforceable against the Vessel. The Charterers shall take all steps to prevent (and shall procure that any subcharterer of the Vessel shall take all steps to prevent) an arrest (threatened or otherwise) of the Vessel.

39	INSURANCE

39.1	The Charterers shall procure that the insurances for the Vessel are effected:

(a)	in Dollars;

(b)

in the case of fire and usual hull and machinery, marine risks and war risks (including blocking and trapping), on an agreed value basis of at least the higher of (i) one hundred per cent (100%) of then applicable Market Value of the Vessel and (ii) one hundred and twenty per cent (120%) of the then prevailing Owners' Costs;

(c)

in the case of oil pollution liability risks for the Vessel, for an aggregate amount equal to the higher of (i) $1,000,000,000 or (ii) the highest level of cover from time to time available under protection and indemnity club entry and in the international marine insurance market;

(d)

in the case of protection and indemnity risks, in respect of the full tonnage of the Vessel and with a protection and indemnity club which is a member of the International Group of Protection and Indemnity Clubs;

(e)

with first class international insurers and/or underwriters acceptable to the Owners and having a Standard & Poor's rating of BBB+ or above, a Moody's rating of A or above or an AM Best rating of A- or above or otherwise acceptable to the Owners or, in the case of war risks through a protection and indemnity club which meets the requirements of paragraph (d) above; and

(f)	on terms and in form acceptable to the Owners and the Owners' Financiers (if any).

39.2	In addition to the terms set out in Clause 13(a) (Insurance and Repairs), the Charterers shall procure that the Obligatory Insurances shall:

(a)

subject always to paragraph (b), name the Charterers, the Approved Manager and the Owners (and if applicable the Owners' Financiers if so required by the Owners) as the only named assureds unless the interest of every other named assured or co-assured is limited:

(i)	in respect of any Obligatory Insurances for hull and machinery and war risks;

(1)	to any provable out-of-pocket expenses that they have incurred and which form part of any recoverable claim on underwriters; and

(2)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against them); and

(ii)

in respect of any Obligatory Insurances for protection and indemnity risks, to any recoveries they are entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against them, and every other named assured or co-assured has undertaken in writing to the Owners or the Owners' Financiers (in such form as they may require) that any deductible shall be apportioned between the Charterers and every other named assured or co-assured (save for the Owners or the Owners' Financiers (if any)) in proportion to the gross claims made by or paid to each of them and that they shall do all things necessary and provide all documents, evidence and information to enable the Owners and the Owners' Financiers (if any) in accordance with the terms of the loss payable clause, to collect or recover any moneys which at any time become payable in respect of the Obligatory Insurances;

(b)	whenever the Owners' Financiers (if any) require:

(i)

in respect of fire and other usual marine risks and war risks, name (or be amended to name) the same as additional named assured for their rights and interests, warranted no operational interest and with full waiver of rights of subrogation against such financiers, but without such financiers thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(ii)

in relation to protection and indemnity risks, name (or be amended to name) the same as additional insured or co-assured for their rights and interests to the extent permissible under the relevant protection and indemnity club rules; and

(iii)

name the same and the Owners as respectively the first ranking loss payee and the second ranking loss payee (and in the absence of any financiers, the Owners as first ranking loss payee) in accordance with the terms of the relevant loss payable clauses approved by the Owners' Financiers and the Owners with such directions for payment in accordance with the terms of such relevant loss payable clause, as the Owners and the Owners' Financiers (if any) may specify;

(c)

provide that all payments by or on behalf of the insurers under the Obligatory Insurances to the Owners and/or the Owners' Financiers (as applicable) shall be made without set-off, counterclaim, deductions or condition whatsoever;

(d)	provide that such Obligatory Insurances shall be primary without right of contribution from other insurances which may be carried by the Owners or the Owners' Financiers (if any);

(e)	provide that the Owners and/or the Owners' Financiers (if any) may make proof of loss if the Charterers fail to do so; and

(f)

provide that if any Obligatory Insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Owners and/or the Owners' Financiers (if any), or if any Obligatory Insurance is allowed to lapse for non-payment of premium, such cancellation, change or lapse shall not be effective with respect to the Owners and/or the Owners' Financiers (if any) for thirty (30) days after receipt by the Owners and/or the Owners' Financiers (if any) of prior written notice from the insurers of such cancellation, change or lapse.

39.3	The Charterers shall:

(a)

at least fifteen (15) days prior to Delivery (or such shorter period agreed by the parties), notify in writing the Owners of the terms and conditions of all Insurances (copied to the Owners' Financiers (if any) and the brokers or insurers with whom the Insurances are or will be placed);

(b)

at least fifteen (15) days before the expiry of any obligatory insurance or otherwise before the change of appointment of any brokers (or other insurers) and any protection and indemnity or war risks association through which Obligatory Insurances are taken from time to time pursuant to this Clause 39 (Insurance), notify the Owners (copied to the Owners' Financiers (if any)) of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the Charterers propose to renew or obtain that Obligatory Insurance and of the proposed terms of such renewed or new insurance cover and obtain the Owners' approval to such matters;

(c)

at least seven (7) days before the expiry of any Obligatory Insurance, procure that such Obligatory Insurance is renewed or to be renewed on its expiry date in accordance with the provisions of this Charter;

(d)

procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal or the effective date of the new insurance and protection and indemnity cover notify the Owners (copied to the Owners' Financiers (if any)) in writing of the terms and conditions of the renewal; and

(e)

as soon as practicable after the expiry of any Obligatory Insurance and within thirty (30) days after such expiry, deliver to the Owners a letter of undertaking as required by this Charter in respect of such Insurances for the Vessel as renewed pursuant to paragraph (c) of Clause 39.3 (Insurance) together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Owners and/or the Owners' Financiers (if any).

39.4

The Charterers shall ensure that all insurance companies and/or underwriters, and/or insurance brokers (if any) provide the Owners with copies (or upon the Owners' request, originals) of policies, cover notes and certificates of entry relating to the Obligatory Insurances which they are to effect or renew and letter or letters of undertaking in a form required by the Owners and/or the Owners' Financiers (if any) and including undertakings by the insurance companies and/or underwriters that:

(a)	they will have endorsed on each policy, immediately upon issuance, a loss payable clause and a notice of assignment complying with the provisions of this Charter and the Financial Instruments;

(b)

they will hold the benefit of such policies and such insurances, to the order of the Owners and/or the Owners' Financiers (if any) and/or such other party in accordance with the said loss payable clause;

(c)	they will advise the Owners and the Owners' Financiers (if any) promptly of any material change to the terms of the Obligatory Insurances of which they are aware;

(d)

(i) they will indicate in the letters of undertaking that they will immediately notify the Owners and the Owners' Financiers (if any) when any cancellation, charge or lapse of the relevant obligatory insurance occur and (ii) following a written application from the Owners and/or the Owners' Financiers (if any) not later than one (1) month before the expiry of the Obligatory Insurances they will notify the Owners and the Owners' Financiers (if any) not less than fourteen (14) days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from the Charterers and, in the event of their receiving instructions to renew, they will promptly notify the Owners and the Owners' Financiers (if any) of the terms of the instructions; and

(e)

if any of the Obligatory Insurances form part of any fleet cover, the Charterers shall procure that the insurance broker(s), or leading insurer, as the case may be, undertakes to the Owners and the Owners' Financiers (if any) that such insurance broker or insurer will not set off against any sum recoverable in respect of a claim relating to the Vessel under such Obligatory Insurances any premiums due in respect of any other vessel under any fleet cover of which the Vessel forms a part or any premium due for other insurances, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums, and they will not cancel such Obligatory Insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Vessel forthwith upon being so requested by the Owners and/or the Owners' Financiers (if any) and where practicable.

39.5	The Charterers shall ensure that any protection and indemnity and/or war risks associations in which the Vessel is entered provides the Owners and the Owners' Financiers (if any) with:

(a)	a copy of the certificate of entry for the Vessel as soon as such certificate of entry is issued;

(b)	a letter or letters of undertaking in such form as may be required by the Owners and the Owners' Financiers (if any) or in such association's standard form; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Vessel.

39.6	The Charterers shall ensure that all policies relating to Obligatory Insurances are deposited with the approved brokers (if any) through which the insurances are effected or renewed.

39.7	The Charterers shall procure that all premiums or other sums payable in respect of the Obligatory Insurances are punctually paid and produce all relevant receipts when so required by the Owners.

39.8	The Charterers shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

39.9

The Charterers shall neither do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any Obligatory Insurance invalid, void, voidable or unenforceable or render any sum payable under an Obligatory Insurance repayable in whole or in part; and, in particular:

(a)

the Charterers shall procure that all necessary action is taken and all requirements are complied with which may from time to time be applicable to the Obligatory Insurances, and (without limiting the obligations contained in this Clause 39) ensure that the Obligatory Insurances are not made subject to any exclusions or qualifications to which the Owners have not given their prior approval (unless such exclusions or qualifications are made in accordance with the rules of a protection and indemnity association which is a member of the International Group of Protection And Indemnity Clubs);

(b)

the Charterers shall not make or permit any changes relating to the classification or the classification society of the Vessel or, subject to procuring the provision of a replacement manager's undertaking in substantially the same form as the Manager's Undertaking, any changes to the manager or operator of the Vessel unless such changes have, if required, first been approved by the underwriters of the Obligatory Insurances, the Owners and the Owners' Financiers (if any);

(c)

the Charterers shall procure that all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Vessel is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation) are made and the Charterers shall promptly provide the Owners with copies of such declarations and a copy of its valid certificate of financial responsibility; and

(d)

the Charterers shall not employ the Vessel, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the Obligatory Insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

39.10

The Charterers shall not make or agree to any alteration to the terms of any Obligatory Insurance nor waive any right relating to any Obligatory Insurance without the prior written consent of the Owners and the Owners' Financiers (if any).

39.11

The Charterers shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Owners to collect or recover any moneys which at any time become payable in respect of the Obligatory Insurances.

39.12

The Charterers shall provide the Owners upon written request (except that upon the occurrence of a Total Loss or a Major Casualty the Charterers shall provide the following immediately without the Owners' making any request), copies of:

(a)	all communications between the Charterers and:

(i)	the approved brokers;

(ii)	the approved protection and indemnity and/or war risks associations; and/or

(iii)	the approved insurers and/or underwriters, which relate directly or indirectly to:

(A)	the Charterers' obligations relating to the Obligatory Insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(B)

any credit arrangements made between the Charterers and any of the persons referred to in paragraphs (i) or (ii) above relating wholly or partly to the effecting or maintenance of the Obligatory Insurances; and

(b)	any communication with any party involved in case of a claim under any of the Vessel's insurances.

39.13	The Charterers shall promptly provide the Owners (or any persons which they may designate) with:

(a)	any information which the Owners or the Owners' Financiers (or any such designated person) request for the purpose of:

(i)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the Obligatory Insurances effected or proposed to be effected; and/or

(ii)

effecting, maintaining or renewing any such insurances as are referred to in Clause 13(a) (Insurance and Repairs) or Clause 39 (Insurance) dealing with or considering any matters relating to any such insurances; and

(b)	copies of any communication between all parties involved in case of a claim under any of the Vessel's insurances exceeding the Major Casualty amount.

39.14

If one or more of the Obligatory Insurances are not effected and maintained with first class international insurers or are effected with an insurance or captive Subsidiary of the Owners or the Charterers, then the Charterers shall procure, at their own expense, that the relevant insurers maintain in full force and effect facultative reinsurances with reinsurers and through brokers, in each case, of recognised standing and acceptable in all respects to the Owners. Any reinsurance policy shall include, if and when permitted by law, a cut-through clause in a form acceptable to the Owners and/or the Owners' Financiers (if any). The Charterers shall procure that underwriters of the primary insurances assign each reinsurance to the relevant financiers in full, if required.

39.15

The Charterers shall upon demand fully indemnify the Owners (including if requested by the Owners, make direct payment to the relevant insurer or broker for the same) in respect of all premiums and other expenses which are incurred by:

(a)

the Owners in connection with or with a view to effecting, maintaining or renewing an innocent owners interest insurance and an innocent owners additional perils insurance or any similar protective shipowner insurance that is taken out in respect of the Vessel; and/or

(b)

the Owners' Financiers (if any) in connection with or with a view to effecting, maintaining or renewing a mortgagee's interest insurance, a mortgagee's additional perils insurance, all protection and indemnity insurance that is taken out in respect of the Vessel subject to the Owners' Financiers (if any) having provided to the Owners at the relevant time any form of loan facility to refinance the Vessel, in the case as referred to in paragraph (a), in an amount not exceeding one hundred and twenty per cent (120%) of the Owners' Costs from time to time or in the case as referred to in paragraph (b), in an amount not exceeding one hundred and twenty per cent (120%) of the relevant outstanding loan amount from time to time and on such other terms, through such insurers and generally in such manner as the Owners or the Owners' Financiers (as the case may be) may from time to time consider appropriate.

39.16

The Charterers shall be solely responsible for and indemnify the Owners in respect of all loss or damage to the Vessel (insofar as the Owners shall not be reimbursed by the proceeds of any insurance in respect thereof) however caused occurring at any time or times before physical possession thereof is retaken by the Owners, with only reasonable wear and tear to the Vessel excepted.

39.17

The Charterers shall reimburse or indemnify the Owners for any expenses incurred or to be incurred by the Owners in obtaining a detailed report signed by an independent firm of marine insurance brokers approved by the Owners dealing with the Obligatory Insurances and stating the opinion of such firm as to the adequacy of the Obligatory Insurances:

(a)	when an agreed form of such detailed report satisfactory to the Owners is obtained as a condition precedent requirement under Schedule 2 of this Charter;

(b)

when the Owners procure the issuance of such detailed report no more than once every calendar year, unless a Termination Event has occurred in which case such reports may be procured at the Charterer's cost at any such time; and

(c)

further from time to time upon the Owners' demand where, in the Owners' opinion, at any time during the Charter Period there has been a material change in the terms of the Insurances and/or a change in the circumstances which would materially adversely affect the adequacy of the Obligatory Insurances.

39.18	The Charterers shall:

(a)

keep the Vessel insured at their expense against such other risks (other than loss of hire which shall be insured against upon an occurrence and during the continuance of a Termination Event) which the Owners or the Owners' Financiers consider reasonable for a prudent shipowner or operator to insure against for trading, management, operational and/or safety purposes at the relevant time (as notified by the Owners and having regard to the then existing available insurance cover and standard practice in the operation of vessels of the same type as the Vessel) and which risks are, at that time, generally insured against by owners or operators of vessels similar to the Vessel or of the same type as the Vessel; and

(b)

upon demand fully indemnify the Owners in respect of all premiums and other expenses incurred by the Owners in respect of any other insurances (other than loss of hire insurances which the Owners may take out upon an occurrence and during the continuance of a Termination Event) which the Owners deem necessary (having regard to the existing insurance cover and market practice for the trading, management, operation and safety of vessels of the same type) and takes out in respect of the Vessel.

40	WARRANTIES RELATING TO VESSEL

40.1

It is expressly agreed and acknowledged that the Owners are not the manufacturer or original supplier of the Vessel but that the Owners (in their capacity as buyers) have purchased the Vessel from the Charterers (in their capacity as sellers) pursuant to the MOA at the request of the Charterers, for the purpose of then chartering the Vessel to the Charterers hereunder and that no condition, term, warranty or representation of any kind is or has been given to the Charterers by or on behalf of the Owners in respect of the Vessel (or any part thereof).

40.2

All conditions, terms or warranties express or implied by the law relating to the specifications, quality, description, merchantability or fitness for any purpose of the Vessel (or any part thereof) or otherwise are hereby expressly excluded.

40.3

The Charterers agree and acknowledge that the Owners shall not be liable for any claim, loss, damage, expense or other liability of any kind or nature caused directly or indirectly by the Vessel or by any inadequacy thereof or the use or performance thereof or any repairs thereto or servicing thereof and the Charterers shall not by reason thereof be released from any liability to pay any Charterhire or other payment due under this Charter.

41	TERMINATION, REDELIVERY AND TOTAL LOSS

Termination

41.1

Upon termination of the leasing of the Vessel under this Charter pursuant to Clause 49.2, the Charterers shall be obliged to pay the Owners the Termination Sum on the Termination Date and it is hereby agreed by the parties hereto that:

(a)

without prejudice to paragraph (b) of Clause 41.10, the obligation to pay the Termination Sum is a continuing obligation and shall survive the termination of the leasing of the Vessel under this Charter and shall continue in full force and effect until irrevocably and unconditionally paid in full;

(b)

payment of the Termination Sum is deemed to be proportionate as to amount, having regard to the legitimate interest of the Owners, in protecting against the Owners' risk of the Charterers failing to perform its obligations under this Charter; and

(c)

the Termination Sum shall, depending on the nature of the Termination Event(s) on the basis of which the Owners serve a Termination Notice, be either an obligation to pay damages following acceptance by the Owners of a breach of condition by the Charterers or an obligation to pay an agreed sum in specified circumstances which do not involve a breach of contract by the Charterers.

41.2

If the Charterers fail to make any payment of the Termination Sum on the Termination Date, Clause 37.6 shall apply and the Owners shall be entitled to exercise their rights under Clauses 41.10 and 41.11.

41.3

Concurrently with the unconditional and irrevocable payment of the Termination Sum in full pursuant to the terms of this Charter, this Charter shall terminate and the Owners shall (save in the event of Total Loss or in the event that the Vessel has been sold or contracted to be sold pursuant to Clauses 41.10 and 41.11), at the cost of the Charterers, transfer the legal and beneficial ownership of the Vessel on an "as is where is" basis to the Charterers or their nominees free from any registered mortgages, encumbrances, liens, debts or claims incurred or permitted by the Owners (save for those liens, encumbrances and debts incurred by the Charterers or arising out of or in connection with this Charter), and shall execute a bill of sale and a protocol of delivery and acceptance evidencing the same and such sale shall be completed otherwise in accordance with paragraphs (a) and (b) of Clause 52.1.

41.4

The Charterers hereby undertake to indemnify the Owners against any claims incurred in relation to the Vessel prior to such transfer of ownership. Any taxes, notarial, consular and other costs, charges and expenses connected with closing of the Owners' register shall be for the Charterers' account.

41.5

On natural expiration of this Charter, unless the Purchase Option Price or the Mandatory Sale Price is paid by the Charterers in accordance with Clauses 51 or 50, the Charterers shall re-deliver the Vessel to the Owners in accordance with Clause 41.6 and shall ensure that they have fulfilled their obligations under this Charter and made payment of all Charterhire and all other moneys pursuant to the terms of this Charter. In such case, the Charterers shall give the Owners not less than 30/20/10/5 running days' preliminary notice of expected date and port or place of redelivery and not less than 5/3/2/1/ running days' definite notice of expected date and port or place of redelivery. Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.

Redelivery

41.6

If the Charterers are required to redeliver the Vessel to the Owners pursuant to the terms of this Charter, the Vessel shall be redelivered and taken over safely afloat at a safe and accessible berth or anchorage in such location as the Owners may require (which, for the avoidance of doubt, shall exclude any war listed area declared by the Joint War Committee). The Charterers shall ensure that, at the time of redelivery to the Owners, the Vessel:

(a)

be in an equivalent class as she was as at the Commencement Date and without any recommendation or condition and with valid, unextended certificates for not less than six (6) months and free of average damage affecting the Vessel's classification and in the same or as good structure, state, condition and classification as that in which she was deemed on the Commencement Date, fair wear and tear not affecting the Vessel's classification excepted;

(b)	has passed her 5-year special survey (if applicable), and subsequent second intermediate surveys and drydock at the Charterers' time and expense without any recommendation or condition:

(c)	to the satisfaction of the Approved Classification Society; and

(d)	in the case of the 5-year special survey, to the reasonable satisfaction of an Owners' Surveyor appointed at the cost of the Charterers;

(e)	has her survey cycles up-to-date and trading and class certificate valid for at least the number of months agreed in Box 17;

(f)

be re-delivered to the Owners together with all spare parts and spare equipment as were on board at the time of Delivery, and any such spare parts and spare equipment on board at the time of re-delivery shall be taken over by the Owners free of charge;

(g)	be free of any cargo and Security Interest (save for the Security Interests granted pursuant to the Financial Instruments, if any);

(h)	be free of any crew and officers unless otherwise instructed by the Owners;

(i)	be free of any charter or other employment (unless the Owners wish to retain the continuance of any prevailing charter or as otherwise agreed by the Owners in their absolute discretion); and

(j)

have such amount of bunkers on board the Vessel as would be sufficient to enable the Vessel to sail to the nearest bunker port in compliance with all bunkering fuel content regulations then applicable in such place of redelivery.

41.7

The Charterers warrant that they will not permit (or request any sub-charterer not to permit) the Vessel to commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within any time period required by Clause 41 (Termination, Redelivery and Total Loss). If the time of actual redelivery is after the date on which redelivery is required to take place pursuant to Clause 41 (the "Redelivery Date"), the Charterer shall, without prejudice to any other amounts payable under the Leasing Documents (including without limitation pursuant to Clause 41) pay to the Owners, as from the first date following the Redelivery Date and for each day until the date on which the Vessel is redelivered in accordance with the conditions Clause 41.6, the rate of hire equivalent to the higher of:

(a)	the prevailing market rate for the bareboat chartering of vessels of a similar type as the Vessel (as determined by an Approved Valuer appointed by the Owners); and

(b)	the prevailing market rate for the chartering of vessels of a similar type as the Vessel on the Index.

For the avoidance of doubt, all other terms, conditions and provisions of this Charter and the other Leasing Documents shall continue to apply during such period.

41.8

The Charterers shall provide the Owners' Surveyor with all such facilities and access to the Vessel as may be required to enable such Owners' Surveyor to conduct its survey of the Vessel and shall take all such actions as may be reasonably recommended by the Owners' Surveyor to ensure that the Vessel shall be redelivered in accordance with Clause 41.6. The Owners shall not be obliged to accept redelivery of the Vessel until the Owners are reasonably satisfied that all conditions for the redelivery of the Vessel under this Charter (including without limitation, Clause 41.6 and this Clause 41.8) are met, and the Vessel shall (if the redelivery is at the end of the Charter Period) continue to be on-hire under the terms of this Charter until such redelivery. The Owners reserve all rights to recover from the Charterers any costs, expense and/or liabilities incurred or suffered by them (including without limitation, the costs of any repairs which may be required to restore the Vessel to the condition required by Clause 41.6 as a result of the Vessel not being redelivered in accordance with the terms of this Charter).

41.9

The Owners shall, at the time of the redelivery of the Vessel, take over all bunkers, lubricating oil, unbroached provisions, paints, ropes, other consumable stores and spare parts in the Vessel at no cost to the Owners.

Non-payment of Termination Sum

41.10	Subject to the terms of any quiet enjoyment letter entered into with any sub charterers, the Charterers agree that should the Termination Sum not be paid on the Termination Date:

(a)

the Charterers' right to possess and operate the Vessel shall immediately cease and (without in any way affecting the Charterers' obligation to pay the Charterer the Termination Sum and comply with their other obligations under this Charter) the Charterers shall hold the Vessel as gratuitous bailee only to the Owners, the Charterers shall procure that the master and crew follow the orders and directions of the Owners and the Charterers shall, upon the Owners' request (at Owners' sole discretion), be obliged to immediately (and at the Charterers' own cost) redeliver the Vessel to the Owners at such ready and nearest safe port or location as the Owners may require and for the avoidance of doubt, any such redelivery shall not extinguish the Owners' right to recover the Termination Sum from the Charterers under this Charter;

(b)

the Owners shall be entitled (at Owners' sole discretion) to operate the Vessel as they may require and may create whatsoever interests thereon, including without limitation short term charterparties or any other form of short term employment contracts provided such contracts do not interfere with the Vessel's sale process, including relevant inspections, provided that the Earnings of the Vessel during such period less its operational expenses (which would include, without limitation, any costs in relation to the provision of bunkers and lubricating oils), (the "Net Trading Proceeds") shall be applied against the Termination Sum and any other amounts payable under the Leasing Documents pursuant to Clause 64 provided, that if such use of the Vessel results in the Owners suffering a loss then such losses shall be included in the indemnities contained in Clause 53 (Indemnities) and be added to the Termination Sum; and

(c)

the Owners shall be entitled (at Owners' sole discretion) to immediately thereafter sell the Vessel to any third party on arm's length terms taking into account the prevailing market conditions, provided that the Charterers may for a period not exceeding a total of sixty (60) days from the Termination Date (the "Nomination Period") nominate or identify a purchaser for the Vessel (a "Nominated Purchaser"). During the Nomination Period the Owners and the Charterers shall use their reasonable endeavours to market the Vessel and the Owners shall sell the Vessel to a Nominated Purchaser and subject to all of the following conditions being satisfied:

(i)	the Nominated Purchaser is acceptable to the Owners (such acceptability not to be unreasonably withheld or delayed); and

(ii)

the price to be paid by the Nominated Purchaser (after deducting any commissions, taxes and other costs of sale) is equal to or more than the applicable Termination Sum (unless otherwise agreed by the Owners in their absolute discretion);

and any net sale proceeds (after deducting all fees, taxes, disbursements and any other costs and expenses incurred or suffered by the Owners in connection with such sale) (the "Net Sales Proceeds") derived from any such sale to a Nominated Purchaser or any other person shall be applied towards reduction of the Termination Sum in accordance with Clause 64 (General Application of Proceeds). If the Net Sales Proceeds are not sufficient to settle the Termination Sum in full, the Charterers shall remain liable to pay the shortfall and default interest shall continue to accrue on the unpaid portion of the Termination Sum in accordance with Clause 37.6. Irrespective of any sales efforts, the Charterers have the right at all times, during the Nomination Period or until the Owners' Purchase (as referred to in Clause 41.11) is concluded or until any Third Party's Sale is concluded, to purchase the vessel with priority by paying the Termination Sum.

41.11

The Owners may, by written notice to the Charterers at any time after the Nomination Period, inform the Charterers of the Owners' intention to retain the Vessel instead of selling the Vessel under paragraph (c) of Clause 41.10 above, "Owners' Purchase", and in doing so, the Owners shall first obtain the Market Value of the Vessel (after deducting any commissions, taxes and costs which would be likely to be incurred in connection with a sale of the Vessel) and apply it towards the reduction of the Termination Sum in accordance with Clause 64 (General Application of Proceeds). If the Market Value (less such deductions) of the Vessel as at the date of the notice of the Owners' Purchase is less than the Termination Sum calculated as of the day of the notice of the Owners' Purchase, the Charterers shall remain liable to pay the shortfall to the Owners and default interest shall continue to accrue on the unpaid portion of the Termination Sum. If the Market Value (less such deductions) of the Vessel as at the date of such nomination is more than the Termination Sum calculated as of the day of the notice of the Owners' Purchase, the Owners shall pay the excess to Charterers within fifteen (15) days from the day of the notice of the Owners' Purchase in accordance with Clause 64 (General Application of Proceeds).

Total Loss

41.12

Throughout the Charter Period, the Charterer shall bear the full risk of any Total Loss of or any other damage to the Vessel howsoever arising. If the Vessel becomes a Total Loss after Delivery, the Charterer shall, subject to Clause 41.13, pay the Termination Sum to the Owners on the Total Loss Payment Date. Upon such receipt by the Owners of the Termination Sum, this Charter shall terminate (without prejudice to any provision of this Charter expressed to survive termination) but until such receipt, the Charterers shall remain liable to make all payments of Charterhire and all other amounts to the Owners under this Charter, notwithstanding that the Vessel has become a Total Loss.

41.13

Any Total Loss Proceeds unconditionally received by the Owners (or the Owners' Financiers in accordance with the terms of the relevant loss payable clause) shall be applied in accordance with Clause 64 (General Application of Proceeds) and shall satisfy the obligation of the Charterers to pay the Termination Sum to the extent received by the Owners (or the Owners' Financiers in accordance with the terms of the relevant loss payable clause). The obligation of the Charterers to pay the Termination Sum shall remain unaffected and exist regardless of whether any of the insurers have agreed or refused to meet or has disputed in good faith, the claim for Total Loss.

41.14

If the Total Loss Proceeds unconditionally received by the Owners (or the Owners' Financiers in accordance with the terms of the relevant loss payable clause) are less than the Termination Sum, the Charterers shall pay such shortfall to the Owner on the Total Loss Payment Date.

41.15	The Owners shall have no obligation to supply to the Charterers with a replacement vessel following the occurrence of a Total Loss.

42	FEES AND EXPENSES

42.1	In consideration of:

(a)	the Owners (in their capacity as buyers) purchasing the Vessel from the Charterers (in their capacity as sellers) in accordance with the terms of the MOA; and

(b)	the Owners subsequently chartering the Vessel to the Charterers in accordance with the terms of this Charter,

the Charterers agree to pay to the Owners a non-refundable arrangement fee (the "Arrangement Fee") in the amount and at the times agreed in the Fee Letter.

42.2

Without prejudice to any other rights of the Owners hereunder, the Charterers shall promptly pay to the Owners on written demand on a full indemnity basis all costs, charges and expenses incurred by the Owners in collecting any Charterhire or the Advance Charterhire or other payments not paid on the due date under this Charter and in remedying any other failure of the Charterers to observe the terms and conditions of this Charter.

42.3

All documented costs and expenses (including, but not limited to, third party legal costs) incurred by the Owners or Owners' legal counsel in the preparation, negotiation and execution of all documentation in relation to this Charter or any other Leasing Document (including without limitation any registration or filing expenses, all documented costs incurred by the Owners and all third party legal costs, expenses and other disbursement incurred by the Owners' legal counsels in connection with the same) shall be for the account of the Charterers (regardless of whether the transaction contemplated by the Leasing Documents actually completes).

42.4

All documented costs and expenses incurred by the Owners in relation to the acquisition, registration of title of the Vessel in the Owners' name in the Flag State together with any and all fees (including but not limited to any vessel registration and tonnage fees and the Owners' initial and ongoing registration and maintenance costs if required to be registered as a foreign maritime entity or the appointment of resident agents under the laws of the Flag State) payable by the Owners to register, maintain and/or renew such registration shall be for the account of the Charterers. Without prejudice to the foregoing, if the Flag State requires the Owners to establish a physical presence or office in the jurisdiction of such Flag State, all fees, costs and expenses payable by the Owners to establish and maintain such physical presence or office shall be for the account of the Charterers. The Charterers shall promptly provide the Owners with evidence of payment of the annual register/tonnage tax amounts payable to the Flag State or any other aforesaid costs, expenses and/or taxes when the same fall due.

42.5

All costs and expenses incurred by the Owners (including but not limited to legal fees) in relation to the transfer of title of the Vessel from the Owners to the Charterers and the re-delivery of the Vessel by the Charterers to the Owners pursuant to Clause 41 (Termination, Redelivery and Total Loss) shall be for the account of the Charterers.

42.6	If:

(a)	the Charterers request an amendment, waiver or consent;

(b)	the Charterers make a request to re-register the Vessel in another Flag State; or

(c)	an amendment is required to address the fact that the Screen Rate is not or is likely not to be available for Dollars,

the Charterers shall, on demand, reimburse the Owners for the amount of all documented costs and expenses (including third party legal fees) incurred by the Owners in responding to, evaluating, negotiating or complying with that request or requirement (including, for the avoidance of doubt, any amounts the Owners have to pay under the terms of the Financial Instruments).

42.7

The Charterers shall, on demand, pay to the Owners the amount of all documented costs and expenses (including third party legal fees) incurred by the Owners in connection with the enforcement of, or the preservation of any rights under, any Leasing Document, including, without limitation, any action brought by the Owners to arrest or recover possession of the Vessel, and with any proceedings instituted by or against the Owners as a consequence of it entering into a Leasing Document or enforcing those rights.

42.8

Notwithstanding anything to the contrary herein, the indemnities provided by the Charterers shall be provided in favour of the Owners and shall continue in full force and effect notwithstanding any breach of the terms of this Charter or termination of this Charter pursuant to the terms hereof.

43	NO WAIVER OF RIGHTS

43.1

No neglect, delay, act, omission or indulgence on the part of either party in enforcing the terms and conditions of this Charter or any other Leasing Document (to which they are party to) shall prejudice the strict rights of that party or be construed as a waiver thereof nor shall any single or partial exercise of any right of either party preclude any other or further exercise thereof.

43.2

No right or remedy conferred upon either party by this Charter or any other Leasing Document shall be exclusive of any other right or remedy provided for herein or by law and all such rights and remedies shall be cumulative.

44	NOTICES

44.1

Any notice, certificate, demand or other communication to be served, given made or sent under or in relation to this Charter shall be in English and in writing and (without prejudice to any other valid method or giving making or sending the same) shall be deemed sufficiently given or made or sent if sent by registered post or by email to the following respective address:

(a)	to the Owners:	SEA 268 LEASING CO., LIMITED
21F, China Merchants Bank Building, No.1088, Lujiazui Ring Road, Shanghai, China
Attention: Xiao Yue
Email: xiao_yue@cmbchina.com / zyzlsceb@cmbchina.com
Tel: +86 21 61061534

(b)	to the Charterers:	c/o TOP SHIPS INC.
Attention: Alexandros Tsirikos
Email: atsirikos@topships.org
Tel: +30 210 8128180
Fax: +30 210 8056441

or, if a party hereto changes its address or email address, to such other address or email address as that party may notify to the other.

44.2

Any such communication shall be deemed to have reached the party to whom it was addressed (a) when delivered (in case of a registered letter), or (b) when actually received in readable form (in case of an email). A notice or other such communication received on a non-working day or after 5.00 p.m. in the place of receipt shall be deemed to be served on the next following working day in such place.

45	REPRESENTATIONS AND WARRANTIES

45.1	The Charterers represent and warrant to the Owners as of the date hereof, and on each day during the Security Period, as follows:

(a)

100% of the issued and outstanding shares in the Charterers are legally, wholly and directly owned and controlled by the Guarantor and the Guarantor is controlled by companies affiliated with the family of Mr. Evangelos Pistiolis;

(b)	each Relevant Person or, to the best of its knowledge, the Approved Sub-charterer is duly incorporated and validly existing under the laws of its jurisdiction of its incorporation;

(c)

each Relevant Person or the Approved Sub-charterer has the corporate capacity, and has taken all corporate actions and obtained all consents, approvals, authorisations, licenses or permits necessary for it:

(i)	to execute each of the Leasing Documents to which it is a party; and

(ii)	to comply with and perform its obligations under each of the Leasing Documents to which it is a party;

(d)

all the consents, approvals, authorisations, licenses or permits referred to in paragraph (c) of Clause 45.1 (Representations and Warranties) remain in force and nothing has occurred which makes any of them liable to revocation;

(e)

each of the Leasing Documents and the Approved Sub-charter to which a Relevant Person or the Approved Sub-charterer is a party (as the case may be) constitutes such Relevant Person's or the Approved Sub-charterer's legal, valid and binding obligations enforceable against such party in accordance with its respective terms and any relevant insolvency laws affecting creditors' rights generally;

(f)

the entry into and performance by each Relevant Person (and in the case of sub-paragraph (ii) below, the Approved Sub-charterer) of, and the transactions contemplated by, each Leasing Document to which it (and in the case of sub-paragraph (ii) below, the Approved Sub-charterer) is a party do not and will not conflict with:

(i)	any law or regulation applicable to it (including Anti-Money Laundering Laws, Business Ethics Laws, Sanctions or laws relating to anti-trust or collusion and laws relating to human rights violation);

(ii)	the constitutional documents of such Relevant Person; and

(iii)	any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described) under any such agreement or instrument;

(g)

there are no outstanding notices or demands from any governmental, quasi-governmental or public authority or instrumentality or any other person claiming authority in respect of the Vessel requiring any work or other action to be taken or the expenditure of any money to be taken in respect of the Vessel or any part thereof;

(h)

the Vessel is free of encumbrances and liens except for the Permitted Security Interests; no third party has any Security Interest, other than the Permitted Security Interests, or any other interest, right or claim over, in or in relation to the Vessel, this Charter or any moneys payable hereunder and/or any of the other Leasing Documents;

(i)

all payments which a Relevant Person is liable to make under any Leasing Document to which such Relevant Person is a party may be made by such party without deduction or withholding for or on account of any tax payable under the laws of its Relevant Jurisdiction;

(j)

no legal or administrative action involving a Relevant Person has been commenced or taken (including but not limited to actions involving any Environmental Claim but excluding the class action involving certain of the Guarantor's executive officers pending in the US District Court for the Eastern District of New York on behalf of certain shareholders of the Guarantor as described in the Guarantor's Annual Report on Form 20-F filed on 29 March 2018 with the United States Securities and Exchange Commission);

(k)

each Relevant Person has paid all taxes applicable to, or imposed on or in relation to it, its business or if applicable, the Vessel, except for those being contested in good faith with adequate reserves;

(l)

it is not necessary under the laws of the Relevant Jurisdictions that this Charter or any other Leasing Document be registered, filed, recorded, notarized or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Leasing Documents to which it is a party or the transactions contemplated by those Leasing Documents; the choice of governing law as stated in each Leasing Document to which a Relevant Person is a party and the agreement by such party to refer disputes to the relevant courts or tribunals as stated in such Leasing Document are valid and binding against such Relevant Person;

(m)

no Relevant Person nor any of their assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement);

(n)

the obligations of each Relevant Person under each Leasing Document to which it is a party, are the direct, general and unconditional obligations of such Relevant Person and rank at least pari passu with all other present and future unsecured and unsubordinated creditors of such Relevant Person save for any obligation which is mandatorily preferred by law and not by virtue of any contract;

(o)	each Leasing Document creates (or, once entered into, will create) the Security Interest which it is expressed to create with the ranking and priority it is expressed to have;

(p)	the Charterers and any other Relevant Person (i) are not US Tax Obligors and (ii) have not established a place of business in the United Kingdom or the United States of America;

(q)	no Relevant Person, Approved Manager, sub-charterer and no member of the Group:

(i)	is a Prohibited Person;

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(iii)	owns or controls a Prohibited Person; or

(iv)	has a Prohibited Person serving as a director, officer or, to the best of its knowledge, employee;

(r)

no Relevant Person or any of their respective directors, officers, and employees or, to the best of its knowledge, the Approved Sub-charterer is in breach of applicable Sanctions laws, and none of them (i) has been or is currently being investigated on compliance with Sanctions, (ii) has received notice or is aware of any claim, action, suit or proceeding against any of them with respect to Sanctions and (iii) has taken any action to evade the application of Sanctions;

(s)

no Relevant Person is in breach of any Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws and each Relevant Person has instituted and maintained systems, controls, policies and procedures designed to:

(i)	prevent and detect incidences of bribery and corruption, money laundering and terrorism financing; and

(ii)

promote and achieve compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and or Business Ethics Laws including, but not limited to, ensuring thorough and accurate books and records, and utilization of best efforts to ensure that Affiliates acting on behalf of a Relevant Person shall act in compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws,

(t)	that in relation to the Contract and any Approved Sub-Charter:

(i)	each copy of the Contract and that Approved Sub-Charter provided to the Owners is a true and complete copy of such document and there have been no amendments, supplements or variations to the same;

(ii)

all amounts due and payable to the Builder under the Contract on or prior to the date hereof have been fully and irrevocably paid to the Builder (receipt of which has been duly acknowledged by the Builder) and there are no outstanding amounts as at the date hereof which are due, owing or payable to the Builder thereunder;

(iii)	there are no unresolved disputes and/or pending claims for payment between the Builder and the Charterers in respect of the Contract and/or the Vessel and/or that Approved Sub-Charter; and

(iv)	each of the Trafigura Charterer, any other Approved Sub-Charterer and the Builder is fully aware of the transactions contemplated under the MOA and this Charter;

(v)

the Trafigura Charterer and any other Approved Sub-Charterer has consented to the assignment by the Charterers to the Owners of all their rights, interests and benefits in relation to the Trafigura Charter or, as the case may be, the relevant Approved Sub-Charter pursuant to the General Assignment;

(u)

the Vessel is not employed, operated or managed in any manner which (i) is contrary to any Sanctions and in particular, the Vessel is not used by or to benefit any party which is a target of Sanctions or trade to any area or country where trading the Vessel to such area or country would constitute a breach of any Sanctions or published boycotts imposed by any of the United Nations, the European Union, the United States of America, the United Kingdom or the People's Republic of China (provided that operation or use of the Vessel by the Trafigura Charterer pursuant to the Trafigura Charter shall not in any case be deemed to be in breach or contrary to any published boycotts or sanctions imposed by the People's Republic of China) or (ii) would trigger the operation of any sanctions limitation or exclusion clause in any insurance documentation;

(v)

none of the Relevant Persons nor any of their assets, in each case, has any right to immunity from set off, legal proceedings, attachment prior to judgment or other attachment or execution of judgement on the grounds of sovereign immunity or otherwise;

(w)

none of the Relevant Persons is insolvent, bankrupt or in liquidation, bankruptcy or administration or subject to any other formal or informal insolvency or bankruptcy procedure (including, without limitation, those referred to under paragraph (g) of Clause 49.1 (Termination Events) and for the avoidance of doubt including the presentation of a petition for commencing such procedures), and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of the any Relevant Person or all or material part of their assets;

(x)	no Termination Event or Potential Termination Event is continuing or might reasonably be expected to result from the entry into and performance of this Charter or any other Leasing Document;

(y)

any factual information provided by any Relevant Person or the Trafigura Charterer (or on their behalf) to the Owners was true and accurate in all material respects as at the date it was provided or as at the date at which such information was stated;

(z)	none of the following events has occurred:

(i)	any default by the Charterers or the Trafigura Charterer under the terms of the Trafigura Charter;

(ii)	any default by the Charterers or the Builder under the terms of the Contract;

(iii)	breach of any Sanctions by any Relevant Person;

(iv)

upon delivery of the Vessel under the Contract, any casualty or occurrence (including damage caused to the Vessel for any reason whatsoever) which results, or may be expected to result, in repairs on the Vessel equal to or exceeding the Major Casualty amount; and

(v)

upon and after the commencement of the Charter Period, any casualty or occurrence (including damage caused to the Vessel for any reason whatsoever which results, or may be expected to result, in repairs on the Vessel) which amounts to Major Casualty and which are not being dealt with in accordance with the Leasing Documents (including without limitation in accordance with Clause 38 (Possession of Vessel) and the General Assignment);

(aa)

all Environmental Laws relating to the ownership, operation and management of the Vessel and the business of each Relevant Person (as now conducted and as reasonably anticipated to be conducted in the future) have been complied with;

(bb)

no Environmental Claim has been made or threatened against any Relevant Person or otherwise in connection with the Vessel which is either (i) in excess of US$5,000,000 or (ii) has or is reasonably likely to have a Material Adverse Effect; and

(cc)	no Environmental Incident has occurred and no person has claimed that an Environmental Incident has occurred.

46	UNDERTAKINGS

46.1	The Charterers undertake that they shall comply or procure compliance with the following undertakings during the Security Period:

(a)

the Charterers shall, on the Commencement Date, procure the delivery of the full legal and beneficial title (free of any Security Interests save for those created under a Leasing Document or Financial Instrument) in the Vessel to the Owners;

(b)	there shall be sent to the Owners:

(i)

as soon as possible, but in no event later than one hundred and fifty (150) days after the end of each financial year of the Charterers, the annual financial statement accounts of the Charterers for that financial year as referred to in the Guarantor's audited consolidated annual financial statement accounts of the Guarantor for that financial year to be delivered under subparagraph (b)(iii) of Clause 46.1;

(ii)	as soon as possible, but in no event later than ninety (90) days after the end of each half-year, the unaudited semi-annual accounts of the Charterers for that half-year;

(iii)

as soon as possible, but in no event later than one hundred and fifty (150) days after the end of each financial year of the Guarantor, the audited consolidated annual financial statement accounts of the Guarantor for that financial year; and

(iv)

as soon as possible, but in no event later than ninety (90) days after the end of each half-year, the semi-annual consolidated unaudited accounts of the Guarantor for that half-year certified as to their correctness by at least one director of the Guarantor;

and if any of the statements above are not in the English language then they shall be accompanied by an English translation and each set of financial statements delivered pursuant to this paragraph (b) shall be prepared using the generally accepted accounting principles in the United States and shall be certified by a duly authorised officer of the relevant company as giving a true and fair view (if audited) or fairly representing (if unaudited) its financial condition and operations as at the date as at which those financial statements were drawn;

(c)

they shall provide to the Owners, at the same time as they are despatched, copies of all notices and minutes relating to any of their extraordinary shareholders' meeting which are despatched to the Charterers' or the Guarantor's respective shareholders or creditors or any class of them, unless same are publicly available;

(d)	they will provide the Owners promptly upon becoming aware of them, the details of:

(i)

any litigation, arbitration or administrative proceedings or investigations relating to any alleged or actual breach of any Sanctions or Anti-Money Laundering Laws which are current or pending against any Relevant Person, Approved Manager, sub-charterer or other member of the Group;

(ii)

any litigation, arbitration or administrative proceedings or investigations relating to any other matters not referred to in paragraph (i) above (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) in relation to a Relevant Person; and

(iii)	any Termination Event or Potential Termination Event that has occurred (and the steps, if any, being taken to remedy it);

(e)

they will, promptly upon a request by the Owners, supply to the Owners a certificate signed by an officer on its behalf certifying that no Termination Event or Potential Termination Event has occurred (or if a Termination Event or Potential Termination Event has occurred, specifying the nature of the Potential Termination Event or Termination Event (and the steps, if any, being taken to remedy it));

(f)

they shall, and shall procure that each other Relevant Person will, obtain and promptly renew or procure the obtainment or renewal of and provide copies of, from time to time, any necessary consents, approvals, authorisations, licenses or permits of any regulatory body or authority for the transactions contemplated under each Leasing Document to which it is a party (including without limitation to sell, charter and operate the Vessel);

(g)

they shall not, and shall procure that each other Relevant Person will not, create, assume or permit to exist any Security Interest (other than any Permitted Security Interest) of any kind upon any Leasing Document to which such Relevant Person is a party, and if applicable, the Vessel;

(h)	they shall at their own cost and shall procure that each other Relevant Person will:

(i)

do all that such Relevant Person reasonably can to ensure that any Leasing Document to which such Relevant Person is a party validly creates the obligations and the Security Interests which such Relevant Person purports to create; and

(ii)

without limiting the generality of paragraph (i), promptly register, file, record or enroll any Leasing Document to which such Relevant Person is a party with any court or authority in all Relevant Jurisdictions, pay any stamp duty, registration or similar tax in all Relevant Jurisdictions in respect of any Leasing Document to which such Relevant Person is a party, give any notice or take any other step which, is or has become necessary or desirable for any such Leasing Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which such Relevant Person creates;

(i)

they shall notify the Owners as soon as possible (but in any event no later than fifty nine (59) days prior to the expiry of the fixed period as per the Trafigura Charter), together with any evidence requested by the Owners, whether the Trafigura Charterer intends to and will (with irrevocable confirmation from the Trafigura Charterer) extend the charter period of the Trafigura Charter in accordance with the terms thereunder;

(j)	they shall, and shall procure that each other Relevant Person will (where applicable), notify the Owners as soon as they become aware of the occurrence of:

(i)	any default by either the Approved Sub-charterer or Charterers of the terms of the Approved Sub-charter;

(ii)

an event of default or termination event howsoever called under the terms of any Approved Sub-charter entitling either the Charterers or the Approved Sub-charterer to terminate the Approved Sub-charter;

(iii)	any default by any party of the terms of the Contract;

(iv)	any event entitling the Charterers or the Builder to rescind the Contract;

(v)	breach of any Sanctions; or

(vi)	any Potential Termination Event or a Termination Event,

and will keep the Owners fully up-to-date with all developments and the Charterers shall, if so requested by the Owners, provide any such certificate signed by at least one officer, confirming that there exists no Potential Termination Event or Termination Event;

(k)

they shall, and shall procure that each other Relevant Person will, on the sixth month anniversary of the Commencement Date and at six-monthly intervals thereafter and otherwise upon the Owners' and/or the Owners' Financiers (if any) request (acting reasonably) from time to time and as soon as practicable after receiving such request, provide the Owners with any additional financial or other information relating:

(i)

to the Vessel (including, but not limited to the management, employment, condition, class records, location and pooling arrangement of the Vessel) and, to their best knowledge having made due enquiry, to the Trafigura Charterer;

(ii)	the terms and conditions of any sub-charter together with any other information relating to such sub-charter; and

(iii)

to any other matter (which include without limitation, to their best knowledge having made due enquiry, any other matters relating to the Trafigura Charterer) which may be reasonably requested by the Owners (or the Owners' Financiers (if any)) at any time or which under the terms of the relevant Leasing Document may be sought from the person in possession of such information.

(l)

without prejudice to paragraph (t) of Clause 46.1 (Undertakings), comply, or procure compliance, and shall procure that each other Relevant Person will comply or procure compliance, with all laws or regulations relating to the Vessel and its construction, ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Vessel's registry and shall procure that the Technical Manager and the Commercial Manager and the Vessel to be in the possession of proper trading certificates and other vessel related documents and to comply with other relevant laws and regulations;

(m)	the Vessel shall be maintained in the highest standard and classed with the Approved Classification Society and shall be free of all overdue recommendations, qualifications and conditions;

(n)

they shall not and ensure that neither the Other Charterer nor the Guarantor shall enter into any form of merger, sub-division, amalgamation, demerger, reorganization, corporate reconstruction or change of ownership, or change of voting control, in the case of the Guarantor, unless it remains as the surviving entity after such merger, sub-division, amalgamation, demerger, reorganization, corporate reconstruction or change of ownership, or change of voting control and clause 11.14 of the Guarantee is complied with;

(o)

they will comply, and will procure that each other Relevant Person, each other member of the Group or, will use best endeavours to procure that, the Approved Sub-charterer will comply, with all Sanctions and all laws and regulations relating to such Relevant Person, the Vessel and its construction, ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code (including the maintenance of an ISSC), all Environmental Laws, all Anti-Money Laundering Laws, Business Ethics Laws and the laws of the Vessel's registry, and in particular, they shall effect and maintain a sanctions compliance policy which, inter alia, implements the recommendations of the Sanctions Advisory, to ensure compliance with all such laws and regulations implemented from time to time, including, without limitation they will, and will procure that (in the case of Approved Sub-charterer, use best endeavours to procure that) each other Relevant Person, each other member of the Group and the Approved Sub-charterer will:

(i)	conduct their activities in a manner consistent with US and UN sanctions, as applicable;

(ii)	have sufficient resources in place to ensure execution of and compliance with their own sanctions policies by their personnel, e.g., direct hires, contractors, and staff;

(iii)	ensure subsidiaries and affiliates comply with the relevant policies, as applicable;

(iv)	have relevant controls in place to monitor automatic identification system (AIS) transponders;

(v)	have controls in place to screen and assess onboarding or offloading cargo in areas they determine to present a high risk;

(vi)	have controls to assess authenticity of bills of lading, as necessary; and

(vii)	have controls in place consistent with the Sanctions Advisory;

(p)	without limiting paragraph (o) of Clause 46.1, they will procure that:

(i)	the Vessel shall not be constructed, operated, employed, managed, used by or for the benefit of a Prohibited Person;

(ii)	the Vessel shall not be employed in trading with any Prohibited Person or in any manner contrary to Sanctions;

(iii)

notwithstanding any other provision of this paragraph (p), the Vessel shall not be permitted to call at any port in any Prohibited Country or any area or country where trading in such area or country would constitute or would be reasonably expected to constitute a breach of Sanctions;

(iv)

the Vessel shall not be traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances or in any manner which would result or would reasonably be expected to result in any Relevant Person or the Owners becoming a Prohibited Person; and

(v)

that each charterparty in respect of the Vessel shall contain, for the benefit of the Owners, language which gives effect to the provisions of paragraph (p) of Clause 46.1 as regards Sanctions and of this Clause and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions and which prohibits trading to any Prohibited Country;

(q)	they shall ensure that the Market Value of the Vessel will be tested at any of the following instances:

(i)

on or around the end of each calendar year starting from and including 31 December 2022 (each such date the "Market Value Test Date") and the Charterers shall procure valuation reports issued by the Approved Valuers evidencing such Market Value applicable to a Market Value Test Date to be delivered to the Owners no later than 30 days after the Market Value Test Date;

(ii)

if, in the opinion of the Owners, any volatile market fluctuations occurs that may affect the value of the Vessel or vessels of the similar type of the Vessel, at any time at the request of the Owners;

(iii)	at any time at the request of the Owners if the Owners have determined that the Market Value of the Vessel is likely to fall below an amount equal to 125% of the then applicable Owner's Cost; and

(iv)	upon the occurrence of a Potential Termination Event or Termination Event, at any time at the request of the Owners,

and in each case above the Charterers shall bear the fees and expenses of the Approved Valuers or reimburse the same to the Owners (as the case may be).

(r)	they shall notify the Owners immediately of:

(i)	as soon as they become aware, any Environmental Claim made against the Charterers or any subcharter of the Vessel in connection with the Vessel or any Environmental Incident;

(ii)	arrest or detention of the Vessel;

(iii)	any exercise or purported exercise of any lien on that Vessel or its Earnings or any requisition of that Vessel for hire;

(iv)	any damage caused to or alteration of the Vessel for any reason whatsoever which results, or may be expected to result, in repairs on the Vessel which exceed $5,000,000; or

(v)	any casualty or occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become, a Major Casualty;

(s)	they shall not permit the sub-chartering of the Vessel other than to any Approved Sub-Charter provided that if:

(i)	any such Approved Sub-charter is terminated and/or rescinded; and

(ii)	the Charterers comply with their obligations under subparagraph (z)(iii) of Clause 46.1,

then the Charterers shall be permitted to freely sub-charter the Vessel save for on a bareboat charter basis or a time charter basis exceeding or capable of exceeding twelve months in duration which would require Owner's prior approval and that any such sub-charter is assigned by the Charterers in favour of the Owners in form and substance satisfactory to the Owners;

(t)

they shall, and shall procure that each other Relevant Person will, comply with all applicable laws and regulations in respect of Sanctions, and in particular, the Charterers shall effect and maintain a sanctions compliance policy to ensure compliance with all such laws and regulations implemented from time to time;

(u)	they shall, and shall procure that each other Relevant Person and their respective officers, directors and employees, will:

(i)	conduct its business in compliance with all Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws;

(ii)	maintain systems, controls, policies and procedures designed to promote and achieve ongoing compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws;

(iii)

in respect of the Charterers, not use, or permit or authorize any person to directly or indirectly use, the Opening Capital Balance for any purpose that would breach any Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws;

(iv)

not lend, invest, contribute or otherwise make available the Opening Capital Balance to or for any other person in a manner which would result in a violation of Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws.

(v)

they shall, and shall procure that that each other Relevant Person will, promptly notify the Owners and provide all information in relation to its business and operations which may be relevant for the purposes of ascertaining whether they are in compliance with all applicable laws and regulations relating to Sanctions, and in particular, the Charterers shall notify the Owners in writing immediately upon being aware that any of the Charterers' shareholders, directors, officers or employees is a Prohibited Person or has otherwise become a target of Sanctions;

(w)

they shall not appoint or permit to be appointed any manager of the Vessel save for an Approved Manager on terms acceptable to the Owners and such Approved Manager has (prior to accepting its appointment entered into a Manager's Undertaking);

(x)	if at any time;

(i)

the shares of the Guarantor cease to trade on the NASDAQ or Over the Counter (OTC), the Charterers shall promptly, and in any event within thirty (30) days upon receiving written request from the Owners, provide, or ensure that a third party has provided, additional security acceptable to the Owners and documented in such terms as the Owners may require; or

(ii)

the Market Value of the Vessel falls below the amount equivalent to 125% of the then applicable Owners' Costs (the "LTV Breach" and the said difference between the Market Value of the Vessel and 125% of the then applicable Owners' Costs shall be referred to as the "shortfall"), the Charterers shall, promptly and in any event no later than the date falling thirty (30) days from the date which the valuations relating to the Vessel's Market Value are received by the Owners, at the Owners' discretion, either:

(A)

make payment in an amount such as to eliminate the shortfall which payment shall be deemed to be an advance payment of hire and credited against future instalment(s) of Fixed Charterhire (or part thereof) payable in inverse order of maturity; and/or

(B)

provide, or ensure that a third party has provided, additional Security Interests which, has a Market Value (in the case of a Security Interests over a vessel) or otherwise in the opinion of the Owners (in the case of Security Interests over any other asset) has a net realisable value at least equal to the shortfall and is acceptable to the Owners, and which is documented in such terms as the Owners may require.

(y)

save with the prior written consent of the Owners, they shall not, and shall procure that no other Relevant Person shall, agree or enter into any transaction, arrangement, document or do or omit to do anything which will have the effect of varying, amending, supplementing or waiving any term of the Trafigura Charter or any other Approved Sub-Charter;

(z)	they shall ensure that:

(i)	all Earnings and any other amounts received by them in connection with the Vessel are paid into the Operating Account;

(ii)

all operating expenses in connection with the Vessel are paid from the Operating Account or via the monthly budget from the manager's bank account which shall be credited from the Operating Account; and

(iii)	the credit balance in the Operating Account shall not at any time as from the Commencement Date be less than $500,000. Provided if,

(A)

the Trafigura Charterer does not exercise its option to extend the charter period of the Trafigura Charter beyond the third anniversary or, if such charter period extends beyond its third anniversary, the fourth anniversary of the charter period commencement date thereunder and the Charterers do not enter into a Substitute Charter or provide evidence (to the satisfaction of the Owners) relating to the entry into, and validity of, such Substitute Charter no later than one (1) month prior to the third anniversary and, if such charter period extends beyond its third anniversary, the fourth anniversary of the charter period commencement date of the Trafigura Charter (the "Notification Date"); or

(B)

a Substitute Charter has been entered into pursuant to (A) or a New Substitute Charter (as defined hereunder) has been entered into pursuant to this Clause and the charter period under such charter expires or is otherwise terminated prior to the end of the Charter Period and the Charterers do not enter into another replacing Substitute Charter (each such replacing Substitute Charter, the "New Substitute Charter") or provide evidence (to the satisfaction of the Owners) relating to the entry into, and validity of, such New Substitute Charter no later than one (1) month prior to the expiry or termination date of the then existing Substitute Charter (the "New Notification Date").

the Charterers shall maintain, as from (i) the Notification Date, in the case of paragraph (A) above or (ii) the New Notification Date, in the case of paragraph (B) above, a credit balance in the Operating Account of not less than $1,500,000. Nonetheless, if the Charterers subsequently enter into a Substitute Charter or a New Substitute Charter (as the case may be), the minimum credit balance requirement pursuant to this subparagraph (z)(iii) of Clause 46.1 shall be reduced to $500,000 as from the next immediate Payment Date;

(aa)

they shall not, and shall procure that the Guarantor shall not, make or pay any dividend or other distribution (in cash or in kind) in respect of its share capital following the occurrence of a Potential Termination Event or Termination Event;

(bb)	the Vessel shall be registered under the Flag State at all times;

(cc)

they shall be responsible for losses directly or indirectly arising out of the defects of the design of the Vessel and/or the Charterers' negligence in the supervision of the construction of the Vessel;

(dd)

they shall ensure that the Vessels to be maintained with all spare parts on board and on order and with all stores on board together with all records, logs, plans, operating manuals and drawings in relation to the Vessel or the Vessel's operations and/or maintenance;

(ee)

they shall, upon the request of the Owners and at the cost of the Charterers, on or before 31st July in each calendar year, supply or procure the supply to the Owners all information necessary in order for the Owners to comply with their or any Owners' Financiers' obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance relating to the Vessel for the preceding calendar year and, for the avoidance of doubt, such information shall be "Confidential Information" for the purposes of Clause 56 (Confidentiality) but the Charterers acknowledge that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the Owners' and/or Owners' Financiers' portfolio climate alignment; and

(ff)

save with the Owners' prior consent in writing, they shall not agree or enter into, and shall procure that the Builder does not agree or enter into, any transaction, arrangement, document or do or omit to do anything which will have the effect of varying, amending, supplementing or waiving any term of the Contract relating to the Builder's Warranties.

47	INSPECTION OF VESSEL

47.1

Without prejudice to Clause 47.2 (Inspection of Vessel) below, the Owners shall, after giving notice to the Charterers, be entitled to inspect or survey the Vessel or instruct a surveyor to carry out such survey on their behalf:

(a)	to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained;

(b)	in dry-dock if the Charterers have not dry-docked the Vessel in accordance with Clause 10(g) (Periodical Dry-Docking); and

(c)	for any other reason they consider necessary,

provided it does not unduly interfere with the normal commercial operation of the Vessel.

47.2

The Owners shall be entitled to exercise its rights of inspection or survey as described under Clause 47.1 once a year at the cost of the Charterers and at any other time at the cost of the Owners (and, except where inspection or survey is carried out pursuant to the following (a) or (b), without interference to the operation of the Vessel), save that (a) upon the occurrence of a Termination Event or Potential Termination Event or the occurrence of any major insurance claims which exceeds the Major Casualty amount in respect of the Vessel, the Owners shall have the right to inspect or survey the Vessel or instruct a duly authorized surveyor to carry out such survey on their behalf at any time (and for the avoidance of doubt, more than once a year) without prior notice to, and at the cost of, the Charterers; and (b) the Owners shall have the right to inspect or survey the Vessel or instruct a duly authorized surveyor to carry out such survey on their behalf at any time prior to the Commencement Date. The Charterers shall procure that the Owners can fully exercise such rights of inspection and survey.

47.3

The Charterers shall also permit the Owners to inspect the Vessel's log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.

47.4	Except as otherwise provided under Clause 47.2, the costs and fees for any inspection and survey permitted under this Clause shall be paid by the Charterers.

47.5	All time used in respect of inspection, survey or repairs pursuant to this Clause shall be for the Charterers' account and form part of the Charter Period.

48	INTENTIONALLY DELETED

49	TERMINATION EVENTS

49.1	The Owners and the Charterers hereby agree that any of the following events shall constitute a Termination Event:

(a)

any Relevant Person fails to make any payment on the due date or on demand in accordance with the terms of any Leasing Document to which it is a party, unless such non-payment is caused by administrative or technical error and the relevant payment is made within three (3) Business Days (in the case of payment of Charterhire) or five (5) Business Days (in the case of any other payment, other than Charterhire) of the relevant due date;

(b)

the Charterers breach or omit to observe or perform any of their undertakings in paragraphs (a), (f), (g), (p), (j), (l), (r), (t), (u), (v), (x), (z)(iii), or (bb) of Clause 46.1 (Undertakings) or the Guarantor breaches or omits to observe or perform any of its undertakings or the financial covenants contained under clause 11.14 (Financial covenants) of the Guarantee;

(c)

the Charterers fail to obtain and/or maintain the Insurances required under Clause 39 (Insurance) in accordance with the provisions thereof (or any insurer in respect of such Insurances cancels the Insurances or disclaims liability with respect thereto);

(d)

any Relevant Person commits any other breach of, or omits to observe or perform, any of their other obligations or undertakings in this Charter or any Leasing Document (other than a breach referred to in paragraphs (a), (b) and (c) above) unless such breach or omission is in the opinion of the Owners, remediable and the Relevant Person remedies (or cause to remedy) such breach or omission to the satisfaction of the Owners within ten (10) Business Days of the occurrence of such breach or omission;

(e)	any representation or warranty made by any Relevant Person in or pursuant to any Leasing Document to which it is a party proves to be untrue or misleading when it is made;

(f)	any of the following occurs in relation to any Financial Indebtedness of any Relevant Person or any member of the Group:

(i)	any Financial Indebtedness of such entity is not paid when due or, if so payable, on demand after any applicable grace period has expired;

(ii)

any Financial Indebtedness of such entity becomes due and payable, or capable of being declared due and payable, prior to its stated maturity date as a consequence of any event of default and not as a consequence of the exercise of any voluntary right of prepayment;

(iii)

a lease, hire purchase agreement or charter creating any Financial Indebtedness of such entity is terminated by the lessor or owner as a consequence of any termination event or event of default (howsoever defined); or

(iv)

any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of such entity ceases to be available or becomes capable of being terminated or declared due and payable or cash cover is required or becomes capable of being required, as a result of any termination event or event of default (howsoever defined);

provided that no Termination Event will occur under this paragraph (f) in respect of (A) the Guarantor if the aggregate amount of Financial Indebtedness falling within sub-paragraphs (i) to (iv) above is less than US$10,000,000 (or its equivalent in any other currency or currencies) or (B) a Relevant Person (other than the Guarantor) if the aggregate amount of Financial Indebtedness falling within sub-paragraphs (i) to (iv) above is less than US$1,000,000 (or its equivalent in any other currency or currencies) for such Relevant Person;

(g)	any of the following occurs in relation to any Relevant Person or any member of the Group:

(i)	such entity becomes, in the opinion of the Owners, unable to pay their debts as they fall due;

(ii)	in respect of such entity, the value of its assets is less than its liabilities (taking into account contingent liabilities);

(iii)	any administrative or other receiver is appointed over all or a substantial part of the assets of such entity unless as part of a solvent reorganisation which has been approved by the Owners;

(iv)

such entity makes any formal declaration of bankruptcy or any formal statement to the effect that they are insolvent or likely to become insolvent, or a winding up or administration order is made in relation to such entity, or the members or directors of such entity pass a resolution to the effect that they should be wound up, placed in administration or cease to carry on business;

(v)	a petition is presented in any Relevant Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of such entity;

(vi)

such entity petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of their debt (or certain of their debt) or arrangement with all or a substantial proportion (by number or value) of their creditors or of any class of them or with a minority proportion (by number or value) of their creditors or of any class of them which would reasonably likely to have a Material Adverse Effect or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise;

(vii)

any meeting of the members or directors of such entity is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraph (iii), (iv), (v) or (vi);

(viii)	in any jurisdiction, any event occurs or any procedure is commenced which, in the opinion of the Owners, is similar to any of the foregoing referred to in (ii) to and including (vii) above; or

(ix)

any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction which affects any asset or assets of such entity which is not discharged within fourteen (14) days;

(h)	a Relevant Person suspends or ceases or threatens to suspend or cease carrying on its business;

(i)

any consent, approval, authorisation, license or permit necessary to enable the Charterers or the Approved Sub-charterer to operate or charter the Vessel or any of Relevant Person to comply with any provision of Leasing Document (as the case may be) and/or to ensure that the obligations of any Relevant Person or the Approved Sub-charterer under any Leasing Document or the Approved Sub-charter (as applicable) are legal, valid, binding or enforceable (I) is not granted, (II) expires without being renewed, (III) is revoked or becomes liable to revocation or (IV) any condition of such a consent, approval, authorisation, license or permit is not fulfilled provided that, in the case of an Approved Sub-charter, this shall not constitute a "Termination Event" under this Clause 49.1 if (i) such Approved Sub-charter is replaced or remedied in the time required under and in accordance with subparagraphs (z)(iii)(A) or (z)(iii)(B) of Clause 46.1 (Undertakings) or (ii) the Charterers comply with their obligations under subparagraph (z)(iii) of Clause 46.1 (Undertakings);

(j)	any event or circumstance occurs which (in the opinion of the Owners) has or is reasonably likely to have a Material Adverse Effect;

(k)	this Charter or any Leasing Document or any Security Interest created by a Leasing Document:

(i)

is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in full force and effect for any reason or no longer constitutes valid, binding and enforceable obligations of any party to that document for any reason whatsoever; or

(ii)	is amended or varied without the prior written consent of the Owners;

(l)

a Relevant Person or an Approved Sub-charterer rescinds or purports to rescind or repudiates or purports to repudiate a Leasing Document or an Approved Sub-charter (in the case of an Approved Sub-charter, (i) this is not replaced or remedied in the time required under and otherwise in accordance with subparagraphs (z)(iii)(A) or (z)(iii)(B) of Clause 46.1 (Undertakings) and (ii) the Charterers breach or omit to observe or perform their obligations under subparagraph (z)(iii) of Clause 46.1 (Undertakings));

(m)	the Security Interest constituted by any Leasing Document is in any way imperiled or in jeopardy;

(n)	any Termination Event (as defined in the Other Charter) occurs under the Other Charter;

(o)	the occurrence of any of the following events;

(i)

an event of default or termination event howsoever called under the terms of the Approved Sub-charter entitling either the Approved Sub-charterer or the Charterers to terminate the Approved Sub-charter and the Charterers breach or omit to observe or perform their obligations under subparagraph (z)(iii) of Clause 46.1 (Undertakings);

(ii)	if any Relevant Person or the Approved Sub-charterer:

(A)	is or becomes a Prohibited Person;

(B)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person;

(C)	owns or controls a Prohibited Person;

(D)	has a Prohibited Person serving as a director, officer or employee;;

(p)	Delivery does not occur on or prior to the Cancelling Date;

(q)

a Total Loss has occurred in respect of the Vessel or any damage has occurred in respect of the Vessel which, in the opinion of Owners, with the passage of time may result in a Total Loss of the Vessel or otherwise materially and adversely affects the value of the Vessel;

(r)	there is a merger, amalgamation, demerger or corporate reconstruction of the Charterer, the Other Charterers and the Guarantor without the Owners' prior written consent;

(s)

(i)	the shares of the Guarantor cease to trade on the NASDAQ or Over the Counter (OTC), unless the Charterers comply with their obligations under subparagraph (x)(i) of Clause 46.1 (Undertakings); or

(ii)	the Guarantor ceases being an entity reporting with the U.S. Securities and Exchange Commission;

(t)

there is a change in control of ownership or control of the Charterers or there is a change of voting control in the case of the Guarantor that set out in paragraph (a) of Clause 45.1 (Representations and Warranties) unless prior written consent from the Owners has been obtained prior to such change;

(u)

there is any occurrence of any litigation, arbitration or administrative proceedings or investigations involving a Relevant Person which has been commenced or taken and has been adversely determined and which would have or is reasonably likely to have a Material Adverse Effect.

49.2

Notwithstanding and without prejudice to Clause 33 (Cancellation), upon the occurrence of any Termination Event, the Owners may issue a written notice to the Charterers terminating this leasing of the Vessel under this Charter and demanding payment of the Termination Sum (the "Termination Notice"), whereupon the Charterers shall be obliged to pay the Termination Sum to the Owners on the date specified by the Owners in their sole discretion in the Termination Notice (the "Termination Date").

49.3

For the avoidance of doubt, notwithstanding any action taken by the Owners following a Termination Event, the Charterers shall remain liable for the outstanding obligations on their part to be performed under this Charter including but not limited to all insurance, operational and maintenance covenants until such time as the Vessel is redelivered to the Owners in accordance with Clause 41.6, or the title is transferred to the Charterers in accordance with Clause 41.3, the Vessel is sold in accordance with 41.10 or the Owners exercise the option set out in Clause 41.11.

49.4

Without limiting the generality of the foregoing or any other rights of the Owners, upon the occurrence of a Termination Event, the Charterers agree and acknowledge that the Owners shall have the sole and exclusive right and power to (i) settle, compromise, compound, adjust or defend any action, suit or proceeding relating to or pertaining to the Vessel and this Charter, (ii) make proof of loss, appear in and prosecute any action arising from any policy or policies of insurance maintained pursuant to this Charter, and settle, adjust or compromise any claims for loss, damage or destruction under, or take any other action in respect of, any such policy or policies and/or change or appoint a new manager for the Vessel and the appointment of any originally appointed manager may be terminated immediately without any recourse to the Owners.

49.5

Each Termination Event shall either be a breach of condition by the Charterers where it involves a breach of this Charter or any of the other Leasing Document by the Charterers or shall otherwise be an agreed terminating event, the occurrence of which gives rise to a right of the Owners to terminate the leasing of the Vessel under this Charter and to exercise its rights under this clause.

50	MANDATORY SALE

50.1

If it becomes unlawful in any applicable jurisdiction for the Owners to perform any of their obligations as contemplated by this Charter or the MOA to perform their obligations under the Financial Instruments, the Owners shall notify the Charterers of this event and the Charterers shall be required to pay the Mandatory Sale Price to the Owners within thirty (30) days following such notice by the Owners or, if earlier, the date specified by the Owners in the notice delivered to the Charterers (being no earlier than the last day of any applicable grace period permitted by law), and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

50.2	If it is or has become:

(a)

unlawful or prohibited, whether as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for any Relevant Person to maintain or give effect to any of its obligations under this Charter or any of the other Leasing Documents to which it is a party in the manner it is contemplated under such Leasing Document or any of the obligations of such Relevant Person under any Leasing Document to which it is a party are not or cease to be legal, valid, binding and enforceable, the Charterers shall be required to pay the Mandatory Sale Price to the Owners within thirty (30) days following such occurrence or, if earlier, a date specified by the Owners (being no earlier than the last day of any applicable grace period permitted by law), and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

50.3

If there is a breach of 46.1(j), 46.1(t), 46.1(u) or 46.1(v) in any such case on the basis that reference to "the People's Republic of China" applies to the definition of "Prohibited Person" or paragraph (e) of the definition of "Sanctions Authority" applies to the definition of "Sanctions Authority", the Charterers shall be required to pay the Mandatory Sale Price to the Owners within forty five (45) days following such occurrence or, if earlier, a date specified by the Owners (being no earlier than the last day of any applicable grace period permitted by law or the relevant official institution, agency or the government of the People's Republic of China) and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

50.4

If the Mandatory Sale Price becomes payable in accordance with Clause 36.13 (Charterhire and Advance Charterhire) or Clause 37.3 (Changes to Interest Rate, Default Interest) or Clause 37.5 or Clause 50.1 or Clause 50.2 or Clause 50.3 or Clause 54.5 (No Set-off or Tax Deduction), the same shall (in each such case) be payable in consideration of the purchase and transfer of the legal and beneficial title of the Vessel pursuant to Clause 52 (Sale of the Vessel). The day on which the Mandatory Sale Price is paid pursuant to Clause 36.13 (Charterhire and Advance Charterhire) or Clause 37.3 (Changes to Interest Rate, Default Interest) or Clause 50.1, Clause 50.2 or Clause 50.3 or Clause 54.5 (No Set-off or Tax Deduction) is a "Mandatory Sale Date" and such transfer of Vessel provided therein is a "Mandatory Sale".

51	PURCHASE OPTION

51.1

The Charterers shall have the option (the "Purchase Option") to purchase the Vessel on the first (1st) anniversary of the Commencement Date or any subsequent Purchase Option Date (as hereinafter defined) specified in the Purchase Option Notice (as hereinafter defined) at the applicable Purchase Option Price, subject to the other terms of this Clause 51 (Purchase Option).

51.2	The Purchase Option shall be exercisable only:

(a)

upon the Charterers providing not less than sixty (60) days' written notice (the "Purchase Option Notice") to purchase the Vessel on a date specified therein (the "Purchase Option Date") which shall fall on any Payment Date on or after the first (1st) anniversary of the Commencement Date or on the last day of the Charter Period (as the case may be) (unless otherwise agreed by the Owners); and

(b)	in the absence of the occurrence of a Potential Termination Event or a Termination Event which is continuing on or prior to either the date of the Purchase Option Notice or the Purchase Option Date.

51.3

The Purchase Option Notice shall be signed by a duly authorised officer or attorney of the Charterers and, once delivered to the Owners, will be irrevocable and the Charterers shall be bound to pay to the Owners the Purchase Option Price on the Purchase Option Date.

51.4	The sale of the Vessel pursuant to the Charterers' exercise of the Purchase Option shall be conducted in accordance with Clause 52 (Sale of the Vessel).

51.5	If the Charterers do not exercise the Purchase Option on or before the expiration of the Charter Period:

(a)	the Charterers shall pay the Option Premium to the Owners on the last day of the Charter Period;

(b)

the Charterers shall on the last day of the Charter Period re-deliver the Vessel to the Owners in accordance with Clause 41.6 (Termination, Redelivery and Total Loss) and shall ensure that they have fulfilled their obligations under this Charter and made payment of the Option Premium, all Charterhire and all other moneys pursuant to the terms of this Charter; and

(c)

the Owners shall be entitled (at Owners' sole discretion) to sell or operate the Vessel as they may require and may create whatsoever interests thereon, including without limitation sale and purchase agreements, charterparties or any other form of employment contracts.

51.6

For the avoidance of doubt, the Charterers agree that should the Option Premium not be paid or not be paid in full on its due date for payment under the terms of this Charter, any net proceeds deriving from the sale or operation of the Vessel by the Owners shall not be applied towards reduction of the unpaid Option Premium, Charterhire or any other moneys due pursuant to the terms of this Charter.

52	SALE OF THE VESSEL

52.1

The sale of the legal and beneficial interest and title in the Vessel pursuant to the Charterer's payment of the Termination Sum under Clause 41 (Termination, Redelivery and Total Loss), the Charterers' exercise of the Charterers' Purchase Option under Clause 51 (Purchase Option) or the completion of the Mandatory Sale under Clause 50 (Mandatory Sale) shall be on an "as is where is" and subject to the following terms and conditions:

(a)

no condition, warranty or representation of any kind is or has been given by or on behalf of the Owners in respect of the Vessel or any part thereof, and accordingly the Charterers confirm that they have not, in entering into this Charter, relied on any condition, warranty or representation by the Owners or any person on the Owners' behalf, express or implied, whether arising by law or otherwise in relation to the Vessel or any part thereof, including, without limitation, warranties or representations as to the description, suitability, quality, merchantability, fitness for any purpose, value, state, condition, appearance, safety, durability, design or operation of any kind or nature of the Vessel or any part thereof, and the benefit of any such condition, warranty or representation by the Owners is hereby irrevocably and unconditionally waived by the Charterers to the extent permissible under applicable law;

(b)

the Charterers hereby also waive any rights which they may have in tort in respect of any of the matters referred to under paragraph (a) above and irrevocably agree that the Owners shall have no greater liability in tort in respect of any such matter than they would have in contract after taking account of all of the foregoing exclusions. No third party making any representation or warranty relating to the Vessel or any part thereof is the agent of the Owners nor has any such third party authority to bind the Owners thereby. Notwithstanding anything contained above, nothing contained herein is intended to obviate, remove or waive any rights or warranties or other claims relating thereto which the Charterers (or their nominee) or the Owners may have against the manufacturer or supplier of the Vessel or any third party;

(c)

the Vessel shall be free from any registered mortgages incurred by the Owners (save for those mortgages, liens, encumbrances and debts arising out of or in connection with the Charter or the Leasing Documents or any other Permitted Security Interests);

(d)

the Purchase Option Price or the Termination Sum or the Mandatory Sale Price shall be paid by (or on behalf of) the Charterers to the Owners the Purchase Option Date or the Termination Date or the Mandatory Sale Date (as the case may be) together with unpaid amounts of Charterhire and other moneys owing by or accrued or due from the Charterers under this Charter on or prior to the Purchase Option Date or the Termination Date or the Mandatory Sale Date (as the case may be) which remain unpaid; and

(e)

concurrently with the Owners receiving irrevocable payment of the Purchase Option Price or, as the case may be, the applicable Termination Sum or the applicable Mandatory Sale Price and all other moneys payable under this Charter in full pursuant to the terms of this Charter, the Owners shall (save in the event of Total Loss) (at the Charterer's cost) transfer the legal and beneficial ownership of the Vessel on an "as is where is" basis to the Charterers or their nominees and shall (at the Charterers' cost) execute a bill of sale and a protocol of delivery and acceptance evidencing the same and any other document strictly necessary to transfer the title of the Vessel to the Charterers (and to the extent required for such purposes, the Vessel shall be deemed first to have been redelivered to the Owners), provided that the Owners shall not be obliged to transfer the legal and beneficial interest in the Vessel to the Charterers in any event unless the Owners are satisfied that no Termination Event has occurred and is continuing and all obligations, duties, liabilities and indemnities of the Charterers under the Leasing Documents have been fully performed and (if applicable) paid.

53	INDEMNITIES

53.1

The Charterers shall pay such amounts to the Owners, on the Owners' demand, in respect of all documented claims, expenses, liabilities, losses, fees (including but not limited to any vessel registration and tonnage fees or any tax incurred by the Owners as a result of the operation and/or trading of the Vessel) suffered or incurred by or imposed on the Owners arising from this Charter and any Leasing Document, including but not limited to (i) in connection with delivery, possession, performance, control, registration, repair, survey, insurance, maintenance, manufacture, purchase, ownership and operation of the Vessel by the Owners, (ii) costs related to the prevention or release of liens or detention of or requisition, use, operation or redelivery, sale or disposal of the Vessel or any part of it and (iii) enforcing the Owners' rights under this Charter or any Leasing Document, in each case of paragraphs (i) to (iii), whether prior to, during or after termination of the leasing of this Charter and whether or not the Vessel is in the possession or the control of the Charterers or otherwise. Without prejudice to its generality, this Clause covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, the MARPOL Protocol, any Environmental Law, any Sanctions or any Anti- Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws.

53.2	The Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.

53.3

In consideration of the Charterers requesting the Other Owner to charter the Other Vessel to the Other Charterer under the Other Charter, the Charterers hereby irrevocably and unconditionally undertake to pay immediately on demand from the Owners such amounts in respect of all claims, expenses, liabilities, losses, fees of every kind and nature and all other moneys due, owing and/or payable to the Other Owner under or in connection with the Other Charter, and to indemnify and hold the Other Owner harmless against all such moneys, costs, fees and expenses.

53.4

All rights which the Charterers have at any time (whether in respect of this Charter or any other transaction) against the Other Charterer or any Relevant Person shall be fully subordinated to the rights of the Owners under the Leasing Documents and until the end of this Charter and unless the Owners otherwise direct, the Charterers shall not exercise any rights which it may have (whether in respect of this Charter or any other transaction) by reason of performance by it of its obligations under the Leasing Documents or by reason of any amount becoming payable, or liability arising, under this Clause:

(a)	to be indemnified by the Other Charterer or such Relevant Person;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, the Other Charterer's or such Relevant Person's obligations under the Leasing Documents;

(c)

to take any benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Other Charterers or such Relevant Person under the Leasing Documents or of any other guarantee or security taken pursuant to, or in connection with, the Leasing Documents by any of the aforesaid parties;

(d)	to bring legal or other proceedings for an order requiring the Other Charterers or such Relevant Person to make any payment, or perform any obligation, in respect of any Leasing Document;

(e)	to exercise any right of set-off against the Other Charterer or such Relevant Person; and/or

(f)	to claim or prove as a creditor of the Other Charterer or such Relevant Person,

and if the Charterers receive any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Owners or the Other Owner by the Other Charterers or such Relevant Person under or in connection with the Leasing Documents to be repaid in full on trust for the Owners or the Other Owner and shall promptly pay or transfer the same to the Owners or the Other Owner as may be directed by the Owners.

53.5

The Charterers hereby irrevocably agree to indemnify and hold harmless the Owners against any claim, expense, liability or loss reasonably incurred by the Owners in liquidating or employing deposits from the Owners' Financiers or third parties to fund the acquisition of the Vessel pursuant to the MOA and the Contract.

53.6

Notwithstanding anything to the contrary herein (but subject and without prejudice to Clause 33 (Cancellation) ) and without prejudice to any right to damages or other claim which the Charterers may have at any time against the Owners under this Charter, the indemnities provided by the Charterers in favour of the Owners shall continue in full force and effect notwithstanding any breach of the terms of this Charter or termination of this Charter pursuant to the terms hereof or termination of this Charter by the Owners.

53.7

The obligations of the Charterers under this Clause 53 (Indemnities) and in respect of any Security Interest created pursuant to the Security Documents will not be affected or discharged by an act, omission, matter or thing which would reduce, release or prejudice any of its obligations under this Clause 53 or in respect of any Security Interest created pursuant to the Security Documents (without limitation and whether or not known to it or any Relevant Person) including:

(a)	any time, waiver or consent granted to, or composition with, any Relevant Person or other person;

(b)	the release of any other Relevant Person or any other person under the terms of any composition or arrangement with any creditor of a Relevant Person or any of its affiliates;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Relevant Person or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Relevant Person or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Leasing Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Security Document or any other document or security; or

(g)	any insolvency or similar proceedings.

54	NO SET-OFF OR TAX DEDUCTION

54.1	All Charterhire and any other payment made from the Charterers to enable the Owners to pay all amounts under a Leasing Document shall be paid punctually and:

(a)	without any form of set-off, cross-claim, condition or counterclaim;

(b)	free and clear of any tax deduction or withholding unless required by law; and

(c)	net of any bank charges or bank fees.

54.2	Without prejudice to Clause 54.1 (No Set-off or Tax Deduction), if the Owners are required by law to make a tax deduction from any payment:

(a)	the Owners shall notify the Charterers as soon as they become aware of the requirement; and

(b)

the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Owners receive and retain (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which they would otherwise have received.

54.3

The Charterers shall (within three (3) Business Days of demand by Owners) pay to the Owners an amount equal to the loss, liability or cost which the Owners determine will be or has been (directly or indirectly) suffered for or on account of tax by the Owners in respect of a Leasing Document.

54.4	Clause 54.3 shall not apply:

(a)

with respect to any tax assessed on the Owners under the law of the jurisdiction in which the Owners are incorporated or, if different, the jurisdiction (or jurisdictions) in which the Owners are treated as resident for tax purposes if that tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Owners; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clauses 55.2 or 55.3.

54.5

Notwithstanding any other provision to this Charter, if any deduction or withholding or other tax is or will be required to be made by the Charterers or the Owners in respect of a payment to the Owners as a result of the Tax Changes, the Owners and the Charterers shall use reasonable endeavours to mitigate the effect of the Tax Changes and have the right to transfer their interest in the Vessel (and this Charter) to any person nominated by the Owners and all costs in relation to such mitigation or transfer shall be for the account of the Charterers. Provided that if after the Owners and the Charterers having exercised reasonable endeavours to mitigate the effect of the Tax Changes (at the cost of the Charterers) following notification from the Owners to the Charterers regarding the occurrence of the Tax Changes such Tax Changes continue to have the same effect, the Charterers shall have the option to pay the Mandatory Sale Price to the Owners within thirty (30) days following such notice by the Owners, and this Charter shall terminate in accordance with the procedures set out in Clause 50.4.

54.6

If the Charterers compensate the Owners by an increased payment pursuant to Clauses 55.2 or 55.3 and the Owners determine that they have obtained and utilized a tax credit attributable to this increased payment, the Owners shall reimburse the Charterers that increased payment (or part thereof if the tax credit is attributable to only part of such increased payment).

55	INCREASED COSTS

55.1	This Clause 55 (Increased Costs) applies if the Owners notify the Charterers that they (or their financiers) consider that as a result of:

(a)

the introduction or alteration after the date of this Charter of a law or an alteration after the date of this Charter in the manner in which a law is interpreted or applied (excluding any effect which relates to the application to payments under this Charter of a tax on the Owners' overall net income); or

(b)

complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Owners allocates capital resources to their obligations under this Charter) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Charter, the Owners or a parent company of them (if any) has incurred or will incur an "increased cost".

55.2	In this Clause 55 (Increased Costs), "increased cost" means, in relation to the Owners:

(a)

an additional or increased cost incurred as a result of, or in connection with, the Owners or the Owners' parent company or the Owners' Financiers (if any) having entered into, or being a party to, this Charter, of funding or financing the acquisition of the Vessel pursuant to the MOA or performing their obligations under this Charter;

(b)	a reduction in the amount of any payment to the Owners under this Charter or in the effective return which such a payment represents to the Owners (if any) on their capital; or

(c)	an additional or increased cost of funding or financing the acquisition of the Vessel pursuant to the MOA,

and for the purposes of this Clause 55.2 (Increased Costs) the Owners may in good faith allocate or spread costs and/or losses among their assets and liabilities (or any class of their assets and liabilities) on such basis as they consider appropriate.

55.3

Subject to the terms of Clause 55.1 (Increased Costs), the Charterers shall pay to the Owners, upon receipt of the Owners' demand and any evidence thereto (where available to the Owners), the amounts which the Owners from time to time notify the Charterers to be necessary to compensate the Owners for the increased cost.

55.4

If any sum due from the Charterers to the Owners under this Charter or any other Leasing Document or under any order or judgment relating thereto has to be converted from the currency in which this Charter or such Leasing Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against the Charterers, whether in their liquidation, any arrangement involving them or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Charterers shall indemnify the Owners against the loss arising when the amount of the payment actually received by the Owners is converted at the available rate of exchange into the Contractual Currency.

In this Clause 55.4, the "available rate of exchange" means the rate at which the Owners are able at the opening of business (Shanghai time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

56	CONFIDENTIALITY

56.1

The Parties agree to keep the terms and conditions of this Charter and any other Leasing Documents (the "Confidential Information") strictly confidential, provided that a Party may disclose Confidential Information in the following cases:

(a)	it is already known to the public or becomes available to the public other than through the act or omission of the disclosing Party;

(b)

it is required to be disclosed under the applicable laws of any Relevant Jurisdiction, Stock Market regulation, the US Securities and Exchange Commission's rules or by a governmental order, decree, regulation or rule (provided that the disclosing Party shall give written notice of such required disclosure to the other Party prior to the disclosure);

(c)	in filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings;

(d)

to (or through) whom a Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Leasing Document (as permitted by the terms thereof), provided that such person receiving Confidential Information shall undertake that it would not disclose Confidential Information to any other party save for circumstances arising which are similar to those described under this Clause or such other circumstances as may be permitted by all Parties;

(e)

to any permitted subcharterer of the Vessel provided that such person receiving Confidential Information shall undertake that it would not disclose Confidential Information to any other party save for circumstances arising which are similar to those described under this Clause or such other circumstances as may be permitted by all Parties;

(f)	to any of the following persons on a need to know basis:

(i)	a shareholder or an Affiliate of either Party or a party referred to in either paragraph (d) or (e) (including the employees, officers and directors thereof);

(ii)	professional advisers retained by a disclosing party; or

(iii)	persons advising on, providing or considering the provision of financing to the disclosing party or an Affiliate,

provided that the disclosing party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any other party save for circumstances arising which are similar to those described under this Clause or such other circumstances as may be permitted by all Parties;

(g)	with the prior written consent of all Parties; or

(h)

to any person which is a classification society or other entity which the Owners or the Owners' Financiers have engaged to make the calculations necessary to enable the Owners and/or the Owners' Financiers to comply with their reporting obligations under the Poseidon Principles.

57	RIGHTS OF THIRD PARTIES

No term of this Charter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Charter, save that the Other Owners may rely on the rights conferred on them under Clause 53.3 (Indemnities).

58	PARTIAL INVALIDITY

If, at any time, any provision of a Leasing Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

59	SETTLEMENT OR DISCHARGE CONDITIONAL

59.1

Any settlement or discharge under any Leasing Document between the Owners and any Relevant Person shall be conditional upon no security or payment to the Owners by any Relevant Person or any other person being set aside, adjusted or ordered to be repaid, whether under any insolvency law or otherwise.

59.2

If the Owners consider that an amount paid or discharged by, or on behalf of, a Relevant Person or by any other person in purported payment or discharge of an obligation of that Relevant Person to the Owners under the Leasing Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Relevant Person or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Leasing Documents.

60	IMMUNITY

The Charterers waive any rights of sovereign immunity which they or any of their properties may enjoy in any jurisdiction and subjects itself to civil and commercial law with respect to their obligations under this Charter or any other Leasing Document.

61	COUNTERPARTIES

This Charter and each other Leasing Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Charter or that Leasing Document, as the case may be.

62	FATCA

62.1	Defined terms

For the purposes of Clause 54 (No Set-off or Tax Deduction) and this Clause 62 (FATCA), the following terms shall have the following meanings:

"Code" means the United States Internal Revenue Code of 1986, as amended.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under this Charter or the Leasing Documents required by or under FATCA.

"FATCA Exempt Party" means a Relevant Party that is entitled under FATCA to receive payments free from any FATCA Deduction.

"FATCA Non-Exempt Party" means any Relevant Party who is not a FATCA Exempt Party.

"IRS" means the United States Internal Revenue Service or any successor taxing authority or agency of the United States government.

"Relevant Party" means any of the parties to this Charter and the Leasing Documents (other than the Trafigura Charterer).

62.2	FATCA Information

(a)	Subject to paragraph (c) below, each Relevant Party shall, on the date of this Charter, and thereafter within ten Business Days of a reasonable request by another Relevant Party:

(i)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(ii)

supply to the requesting party (with a copy to all other Relevant Parties) such other form or forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable) and any other documentation and other information relating to its status under FATCA (including its applicable "pass thru percentage" or other information required under FATCA or other official guidance including intergovernmental agreements) as the requesting party reasonably requests for the purpose of the requesting party's compliance with FATCA.

(b)

If a Relevant Party confirms to any other Relevant Party that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, or that the said form provided has ceased to be correct or valid, that party shall so notify all other Relevant Parties or provide the relevant revised form, as applicable, reasonably promptly.

(c)

Nothing in this Clause shall oblige any Relevant Party to do anything which would or, in its reasonable opinion, might constitute a breach of any law or regulation, any policy of that party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that nothing in this paragraph shall excuse any Relevant Party from providing a true, complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.

(d)

If a Relevant Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with the provisions of this Charter or the provided information is insufficient under FATCA, then:

(i)

if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of this Charter and the Leasing Documents as if it is a FATCA Non-Exempt Party; and

(ii)

if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of this Charter and the Leasing Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides sufficient confirmation, forms, documentation or other information to establish the relevant facts.

62.3	FATCA Deduction and gross-up by Relevant Party

(a)

If the representation made by the Charterers under paragraph (p) of Clause 45.1 (Representations and Warranties) proves to be untrue or misleading such that the Charterers are required to make a FATCA Deduction, the Charterers shall make the FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)

If the Charterers are required to make a FATCA Deduction then the Charterers shall increase the payment due from them to the Owners to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)

The Charterers shall promptly upon becoming aware that they must make a FATCA Deduction (or that there is any change in the rate or basis of a FATCA Deduction) notify the Owners accordingly. Within thirty (30) days of the Charterers making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Charterers shall deliver to the Owners evidence satisfactory to the Owners that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

(d)

If the Owners are required to make a deduction or withholding from a payment under any Financial Instruments in respect of FATCA, and is required under such Financial Instrument to pay additional amounts in respect of such deduction or withholding, the amount of the payment due from the Charterers under this Charter shall be increased to an amount which, after such deduction or withholding and payment of additional amounts, leaves the Owners with an amount equal to the amount which it would have had remaining if it had not been required to pay additional amounts under such Financial Instruments.

62.4	FATCA Deduction by Owners

The Owners may make any FATCA Deduction they are required by FATCA to make, and any payment required in connection with that FATCA Deduction, and the Owners shall not be required to increase any payment in respect of which they make such a FATCA Deduction or otherwise compensate the recipient for that FATCA Deduction.

62.5	FATCA Mitigation

Notwithstanding any other provision to this Charter, if a FATCA Deduction is or will be required to be made by any party under Clause 62.3 (FATCA) in respect of a payment to the Owners as a result of the Owners not being a FATCA Exempt Party, the Owners shall have the right to transfer their interest in the Vessel (and this Charter) to any person nominated by the Owners and all costs in relation to such transfer shall be for the account of the Charterers.

63	ASSIGNMENT AND TRANSFER

63.1	The Charterers shall not assign this Charter except with the Owners' prior consent in writing.

63.2

The Owners may assign any of their rights or transfer by novation any of their rights and obligations under the Leasing Documents to any third party with the prior written consent of the Charterers (such consent not to be unreasonably withheld) provided that such consent shall not be required if such assignment and/or transfer is made (i) at such time following the occurrence of a Termination Event which is continuing or (ii) to an affiliate of the Owners. Provided always that, notwithstanding such assignment or transfer, this Charter will continue (or will be novated to the applicable new owner) on identical terms (save for logical, consequential or mutually agreed amendments). The Charterers shall be liable to the aforesaid new owner of the Vessel for its performance of all obligations under this Charter (as novated) after any such change of the registered ownership from the Owners to such new owner and the Charterers shall procure that any Relevant Person which is a party to a Leasing Document:

(a)	becomes liable to the new of owner of the Vessel for its performance of all obligations pursuant to such Leasing Document; and

(b)

enters into all necessary documents or takes any necessary actions required for such Leasing Document and any Security Interest created thereunder remaining in full force and effect (or to be novated and/or executed) as from the completion of the relevant sale...

63.3	Without limiting the generality of Clause 63.2:

(a)

 the Owners are entitled to enter into certain funding arrangements with their financier(s), including but not limited to, an affiliate of the Owners or any other banks and financial institutions acceptable to the Owners in their sole discretion (the "Mortgagee") provided that such funding arrangement shall not result in any adverse effect of the Charterers' rights and obligations under the Leasing Documents;

(b)	the Owners may do any of the following as security for the funding arrangements referred to in paragraph (a) above:

(i)	execute a ship mortgage over the Vessel or any other Financial Instrument in favour of a Mortgagee (or its agent, trustee or nominee);

(ii)	assign their rights and interests to, in or in connection with this Charter or any other Leasing Documents in favour of a Mortgagee (or its agent, trustee or nominee);

(iii)

assign their rights and interests to, in or in connection with the Insurances, the Earnings and the Requisition Compensation of the Vessel in favour of the Mortgagee (or its agent, trustee or nominee); and

(iv)	enter into any other document or arrangement which is necessary to give effect to such financing arrangements;

(c)

the Charterers undertake to comply, and provide such information and documents required to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in any Financial Instrument or as may be directed from to time during the currency of this Charter by the Mortgagee (or its agent, trustee or nominee) in conformity with any Financial Instrument. The Charterers further agree and acknowledge all relevant terms, conditions and provisions of each Financial Instrument (if any) and agree to acknowledge this in writing in any form that may be required by the Mortgagee (or its agent, trustee or nominee); and

(d)

during the Charter Period a change in the registered or beneficial ownership of the Vessel or the Owners (by sale of shares in the Owners or other transactions having the same effect) may be effected without the Charterers' consent, provided always that, in the event of change in the registered or beneficial ownership of the Vessel, notwithstanding such change, this Charter would continue on identical terms (save for logical, consequential or mutually agreed amendments). The Guarantor and the Charterers shall (where applicable) remain jointly and severally liable to the aforesaid new owner of the Vessel for its performance of all obligations pursuant to this Charter after change of the registered and/or beneficial ownership of the Vessel or the Owners from the Owners to such new owner and agree and undertake to enter into any such usual documents as the Owners shall reasonably require to complete or perfect the transfer of the Vessel (with the benefit and burden of this Charter) pursuant to this Clause.

(e)

All expenses arising out of assignment or transfer of this Charter as per Clause 63 (Assignment and Transfer) shall be for the Owner's account subject to no Termination Event or Potential Termination Event having occurred or being continuing at the relevant time.

64	GENERAL APPLICATION OF PROCEEDS

64.1

Any Net Trading Proceeds, Net Sales Proceeds, Total Loss Proceeds, any proceeds realised by the Owners in connection with the enforcement of the Security Documents (unless otherwise specified in the Security Documents) and any proceeds received by the Owners from any Other Owner (as trustee for the Owners) shall be applied in the following order of application against amounts payable under the Leasing Documents:

(a)

firstly, in or towards any amounts outstanding under the Leasing Documents other than the Termination Sum (including but not limited to any costs and expenses incurred in the enforcement of the Security Documents, to the extent these are not covered under the Termination Sum);

(b)

secondly, in or towards satisfaction of the Charterers' obligation to pay the Termination Sum (or such portion of it that then remains unpaid) in any order of application in the amounts comprising the Termination Sum as the Owners may determine; and

(c)

thirdly, upon satisfaction in full of all amounts payable to the Owners under the Leasing Documents, in payment of any surplus to the Charterers, but subject always to the terms of the General Assignment.

65	GOVERNING LAW AND ENFORCEMENT

(a)	This Charter and any non-contractual obligations arising under or in connection with it, shall be governed by and construed in accordance with English law.

(b)

Any dispute arising out of or in connection with this Charter (including a dispute regarding the existence, validity or termination of this Charter or any non-contractual obligation arising out of or in connection with this Charter) (a "Dispute") shall be referred to and finally resolved by arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause 65 (Governing Law and Enforcement). The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association ("LMAA") Terms current at the time when the arbitration proceedings are commenced.

(c)

The reference shall be to three arbitrators. A party wishing to refer a Dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a Dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

(d)	Where the reference is to three arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

(e)	The language of the arbitration shall be English.

(f)

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

66	DEFINITIONS

66.1	In this Charter, unless as expressly defined otherwise, the following capitalized terms shall have the meanings ascribed to them below:

"Acceptance Certificate" means a certificate substantially in the form set out in Schedule 1 (Acceptance Certificate) to be signed by the Charterers at Delivery.

"Account Bank" means Joh. Berenberg, Gossler & Co. KG of Neuer Jungfernstieg 20, 20354 Hamburg, Germany or another designated third party bank acceptable to the Owners, in and/or through which all revenues and operating expenses of the Charterers shall be credited and/or transferred.

"Account Security" means the document creating security over the Operating Account made or to be made between the Charterers, the Other Charterers, the Owners and the Other Owners.

"Advance Charterhire" has the meaning as defined under Clause 36.2 (Charterhire and Advance Charterhire) of the Charter.

"Affiliate" means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Annex VI" means Annex VI of the Protocol of 1997 to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

"Anti-Money Laundering Laws" means all applicable financial record-keeping and reporting requirements, anti-money laundering statutes (including all applicable rules and regulations thereunder) and all applicable related or similar laws, rules, regulations or guidelines, of all jurisdictions including and without limitation, the United States of America, the European Union, the United Kingdom, the Republic of the Marshall Islands, Germany and the People's Republic of China (including Hong Kong for the avoidance of doubt) and which in each case are (a) issued, administered or enforced by any governmental agency having jurisdiction over any Relevant Person or the Owners; (b) of any jurisdiction in which any Relevant Person or Owner conducts business; or (c) to which any Relevant Person or Owner is subjected or subject to.

"Anti-Terrorism Financing Laws" means all applicable anti-terrorism laws, rules, regulations or guidelines of any jurisdiction, including and not limited to the United States of America or the People's Republic of China which are: (a) issued, administered or enforced by any governmental agency, having jurisdiction over any Relevant Person or the Owners; (b) of any jurisdiction in which any Relevant Person or the Owners conduct business; or (c) to which any Relevant Person or the Owners are subjected or subject to.

"Approved Classification Society" means Bureau Veritas, DVN-GL or such other first class international classification society which is a member of the International Association of Classification Societies and approved by the Owners in writing.

"Approved Manager" means the Commercial Manager or the Technical Manager.

"Approved Valuer" means Simpson Spence Young Shipbrokers, Clarksons Platou, Maersk Broker, Arrow ShipBrokers, Howe Robinson, Braemar ACM Ship Broking, Fearnleys or any other reputable shipbroker nominated by the Charterers and approved by the Owners from time to time.

"Approved Sub-charter" means the Trafigura Charter, the Substitute Charter or the New Substitute Charter (if applicable) or any other charter as may be approved by the Owners in writing in accordance with this Charter.

"Approved Sub-charterer" means the Trafigura Charterer and any sub-charterer under any other Approved Sub-charter.

"Arrangement Fee" has the meaning given to that term in Clause 42.1 (Fees and Expenses).

"Breakfunding Costs" means all breakfunding costs and expenses incurred or payable by the Owners pursuant to the relevant funding arrangement entered into by the Owners for the purpose of financing any part of the Purchase Price as a result of the receipt of an amount pursuant to this Charter on a day other than a Payment Date.

"Builder" means Hyundai Heavy Industries Co., Ltd., a company organised and existing under the laws of the Republic of Korea, having its registered office at 1000 Bangeojinsunhwan-doro, Dong-Gu, Ulsan, Korea.

"Builder's Warranties" means the guarantees and/or warranties provided by the Builder to the Charterers under Article IX of the Contract.

"Business Day" means a day on which banks are open for business in the principal business centres of Hong Kong, Shanghai, London, Germany and Greece and, in respect of a day on which a payment is required to be made or other dealing is due to take place under a Leasing Document in Dollars, also a day on which commercial banks are open in New York City.

"Business Ethics Law" means any laws, regulations and/or other legally binding requirements or determinations in relation to corruption, fraud, collusion, bid-rigging or anti-trust, human rights violations (including forced labour and human trafficking) which are issued, administered or enforced by the United States, United Kingdom, the European Union or applicable to any Relevant Person or the Owners or to any jurisdiction where activities are performed and which shall include but not be limited to (i) the United Kingdom Bribery Act 2010 and (ii) the United States Foreign Corrupt Practices Act 1977 and all rules and regulations under each of (i) and (ii).

"Buyers" means the Owners acting in their capacity as buyers under the MOA.

"Cancelling Date" shall have the same meaning as defined under the MOA.

"Commencement Date" means the date on which Delivery takes place

"Charter Period" means the period described in Clause 32.1 (Charter Period) unless it is terminated earlier in accordance with the provisions of this Charter.

"Charterhire" means each of, as the context may require, all of the instalments of hire payable hereunder on each applicable Payment Date comprising in each case both Fixed Charterhire and Variable Charterhire, as further detailed in Clause 36.5 (Charterhire and Advance Charterhire).

"Commercial Manager" means Central Shipping Inc., a corporation incorporated under the laws of Marshall Islands with registration number 98339 or any reputable management company designated by the Charterers and approved by the Owners in writing from time to time as the commercial manager of the Vessel.

"Contract" means a shipbuilding contract in respect of the construction and sale of the Vessel dated 19 May 2020 and entered into between the Builder as builder and the Charterers as buyer as may be further amended or supplemented from time to time, including by an addendum no.1 dated 19 May 2020.

"Contract Price" means the contract price under the Contract, as may be adjusted pursuant to the terms of the Contract.

"Delivery" means the delivery of the legal and beneficial ownership in the Vessel from the Owners to the Charterers hereunder.

"Dollars" and "$" mean the lawful currency for the time being of the United States of America.

"Document of Compliance" shall have the same meaning as ascribed under the ISM Code.

"Earnings" means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Charterers and which arise out of the use or operation of the Vessel, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b),

(i)	all freight, hire and passage moneys;

(ii)	any compensation payable in the event of requisition of the Vessel for hire;

(iii)	any remuneration for salvage and towage services;

(iv)	any demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire (if any); and

(b)

if and whenever the Vessel is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Vessel.

"Environmental Claim" means:

(a)

any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)

any release, emission, spill or discharge of Environmentally Sensitive Material whether within the Vessel or from the Vessel into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or any Relevant Person and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any Relevant Person and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

"Environmental Law" means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"Fee Letter" means the fee letter referred to under Clause 42.1 (Fees and Expenses) for payment of the Arrangement Fee.

"First Market Value" means the Market Value of the Vessel as at a date no earlier than thirty (30) days prior to the Commencement Date.

"Final Purchase Option Price" means an amount equal to 60 per cent. of the Opening Capital Balance.

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)

under a financial lease, a deferred purchase consideration arrangement (other than deferred payments for assets or services obtained on normal commercial terms in the ordinary course of business) or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)

under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person.

"Financial Instruments" means the applicable loan or facility agreement entered into between the Owners (or their affiliate) and the Owners' Financiers and any mortgage, deed of covenants, assignment in respect of this Charter, assignment in respect of the Guarantees, assignment in respect of Earnings, Insurances and Requisition Compensation, manager's undertaking and subordination (including assignment of manager's interests in the Insurances) or any other financial security instruments granted by the Owners to the Owners' Financiers as security for the financing or refinancing of the Owners' acquisition of the Vessel.

"Flag State" means the flag state named in Box 5 of this Charter or any other state or jurisdiction approved in writing by the Owners (whose approval shall not be unreasonably withheld).

"Fleet Vessel" means any ship or vessel (including, but not limited to, the Vessel and the Other Vessel) from time to time wholly owned, leased under a capital lease, operating lease with a purchase option at the end of the relevant charter period, vessels owned under a joint venture agreement where the relevant member of the Group owns no less than 50 per cent. of the issued share capital of the jointly owned entity or controlled by the Guarantor (directly or indirectly) excluding, for the avoidance of doubt, any newbuilding vessels not delivered to the relevant member of the Group at the relevant time.

"General Assignment" means the general assignment executed or to be executed between the Charterers and the Owners in respect of the Vessel, pursuant to which the Charterers shall, inter alia, assign its rights under the Builder's Warranties, Insurances, Earnings and Requisition Compensation and any Approved Sub-Charter in respect of the Vessel, in favour of the Owners and in the agreed form agreed on or prior to signing of this Charter.

"Group" means the Guarantor and its Subsidiaries from time to time.

"Guarantee" means the guarantee entered into by the Guarantor in favour of the Owners securing, amongst others, the Charterers' obligations in connection with the Leasing Documents.

"Guarantor" means Top Ships Inc., a corporation incorporated under the laws of Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Islands, Majuro, Marshall Islands MH96960.

"Hire Period" means (i) in the case of the first Hire Period, the period commencing on the Commencement Date and ending on the First Payment Date; and (ii) in the case of each subsequent Payment Date, the period commencing on the last day of the preceding Hire Period and ending on the next occurring Payment Date.

"Holding Company" means, in relation to a person, any other person in relation to which it is a Subsidiary.

"IAPPC" means a valid international air pollution prevention certificate for the Vessel issued pursuant to the MARPOL Protocol.

"Index" means the Baltic Tanker Indices applicable to the Vessel.

"Insurances" means:

(a)

all policies and contracts of insurance, including entries of the Vessel in any protection and indemnity or war risks association, which are effected in respect of the Vessel or otherwise in relation to it whether before, on or after the date of this Charter; and

(b)

all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Charter.

"Interest Rate" means:

(a)	subject to Clause 37.1 (Changes to Interest Rate, Default Interest), for any Hire Period of which the Quotation Day falls before the occurrence of a Screen Rate Replacement Event, LIBOR;

(b)

for any Hire Period of which the Quotation Day falls on or after the occurrence of a Screen Rate Replacement Event but before a Replacement Benchmark is implemented pursuant to Clause 37.4 (Changes to Interest Rate, Default Interest), in accordance with Clause 37.3 (Changes to Interest Rate, Default Interest) (unless otherwise agreed by the Owners); and

(c)

for any Hire Period of which the Quotation Day falls on or after a Replacement Benchmark is implemented pursuant to Clause 37.4 (Changes to Interest Rate, Default Interest), the rate of interest determined under the Replacement Benchmark.

"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time.

"ISPS Code" means the International Ship and Port Security Code as adopted by the Conference of Contracting Governments to the Safety of Life at Sea Convention 1974 on 13 December 2002 and incorporated as Chapter XI-2 of the Safety of Life at Sea Convention 1974, as the same may be supplemented or amended from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code).

"ISSC" means a valid international ship security certificate for the Vessel issued pursuant to the ISPS Code.

"Leasing Documents" means this Charter, the MOA and the Security Documents.

"LIBOR" means, in relation to a Hire Period:

(a)	the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Hire Period; or

(b)	as otherwise determined pursuant to Clause 37 (Changes to Interest Rate, Default Interest),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

"Major Casualty" means any casualty to the Vessel in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency.

"Management Agreement" means:

(a)	the technical and commercial management agreement made or to be made between the Approved Manager and the Charterers; or

(b)	such other management agreement subsequently entered into in respect of the Vessel as may be approved by the Owners (such approval not to be unreasonably withheld).

"Manager's Undertaking" means, in relation to an Approved Manager, the letter of undertaking from that Approved Manager subordinating the rights of such Approved Manager against the Vessel and the Charterers to the rights of the Owners under the Leasing Documents and the Owners' Financiers (if any) under (amongst others) the relevant Financial Instruments in an agreed form agreed on or prior to signing of this Charter.

"Mandatory Sale" has the meaning given to that term in Clause 50.4.

"Mandatory Sale Date" has the meaning given to that term in Clause 50.4.

"Mandatory Sale Price" means, in respect of the Mandatory Sale Date, the aggregate of:

(a)	the Owners' Costs prevailing as at the Mandatory Sale Date;

(b)	any Variable Charterhire accrued as at the date of payment of the Mandatory Sale Price;

(c)

(in case of Clause 36.13, Clause 37.3 or Clause 54.5) if the Mandatory Sale Date occurs on or before the third (3rd) anniversary of the Commencement Date, one per cent. (1.00%) of the Owners' Costs as at the relevant date;

(d)	any Breakfunding Costs;

(e)	any properly documented legal or other costs incurred by the Owners in connection with the exercise of the Mandatory Sale; and

aside from the amounts described under paragraphs (a) to (e) above, any other moneys due and owing under the Leasing Documents at the relevant Mandatory Sale Date.

"Margin" means two point six per cent. (2.6%) per annum.

"Market Value" means:

(a)	subject to sub-paragraph (b) below, the arithmetic mean of the valuations shown by two (2) valuation reports prepared:

(i)	on a date no later than thirty (30) days after the that Market Value Test Date;

(ii)	with or without physical inspection of that Vessel;

(iii)

on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment, and such valuation shall be prepared by Approved Valuers one nominated by the Owners and one nominated by the Charterers.

(b)

if there is a discrepancy of five per cent. (5%) or more between the market valuations shown on the two valuation reports obtained pursuant to the above paragraph (using the lower valuation figure as the denominator), the arithmetic mean of the valuations shown by three (3) valuation reports each prepared on the same terms and conditions as set out under paragraph (b) above (except that the third valuation report additionally required under this sub-paragraph (b) shall be prepared by an Approved Valuer nominated by the Owners).

"MARPOL Protocol" means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as amended in 1978 and 1997).

"Material Adverse Effect" means, in the opinion of the Owners, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Relevant Person or the Guarantor and its Subsidiaries as a whole;

(b)	the ability of any Relevant Person to perform its obligations under any Leasing Document to which it is a party; or

(c)

the validity or enforceability of, or the effectiveness or ranking of any Security Interests granted pursuant to any of the Leasing Documents or the rights or remedies of the Owners under any of the Leasing Documents.

"MOA" means the memorandum of agreement dated on or about the date of this Charter and made between the Owners (in their capacity as buyers) and the Charterers (in their capacity as sellers), pursuant to which the Charterers agree to sell and the Owners agree to purchase the Vessel upon the terms and conditions set out therein.

"Net Sales Proceeds" has the meaning given to it under Clause 41.10.

"Net Trading Proceeds" has the meaning given to it under Clause 41.10.

"Obligatory Insurances" means any insurances of the Vessel required to be effected by or on behalf of the Charterers pursuant to Clause 39 (Insurance).

"Opening Capital Balance" shall have the same meaning as defined under the MOA.

"Operating Account" means an account in the name of the Charterers with an Account Bank.

"Option Premium" means an amount of US$ 3,000,000.

"Original Financial Statements" means, with respect to the Charterers and the Guarantor, each of their financial statements (in the case of the Guarantor, audited) for the financial year ended 31 December 2020 (and if such statements are not in English, they shall be accompanied by a certified English translation).

"Original Jurisdiction" means, in relation to any Relevant Person, the jurisdiction under whose laws such Relevant Person incorporated or resided as at the date of this Charter.

"Other Charter" means the bareboat charterparty entered into between the Other Owner and the Other Charterer in respect of either of the Other Vessel.

"Other Charterer" means Legio X Inc..

"Other Leasing Documents" means the "Leasing Documents" as defined in the Other Charter, each, the "Other Leasing Document".

"Other Owner" means Sea 269 Leasing Co., Limited.

"Other Vessel" means the very large crude carrier having Builder's hull number 3214 and to be named Legio X Equestris.

"Owners' Costs" means, on any relevant date, (i) the Opening Capital Balance minus (ii) the aggregate Fixed Charterhire which has been paid by the Charterers and received by the Owners as at such date.

"Owners' Financier" means any financier providing financing or refinancing facilities to the Owners or any affiliate of the Owners in respect of the Owners' purchase and/or lease of the Vessel to the Charterers under the terms of the Leasing Documents.

"Owners' Surveyor" means the surveyor appointed by the Owners in accordance with Clause 7.

"Party" means a party to this Charter, namely the Owners or the Charterers.

"Payment Date" means each of the dates upon which Charterhire is to be paid by the Charterers to the Owners pursuant to Clauses 36.2, 36.5, 36.6 and 36.7 (Charterhire).

"Permitted Security Interest" means:

(a)	any Security Interest created by a Security Document or a Financial Instrument;

(b)	any lien for unpaid master's and crew's wages in accordance with the ordinary course of operation of the Vessel or in accordance with usual reputable maritime practice;

(c)	any lien for salvage;

(d)	any lien for master's disbursements incurred in the ordinary course of trading;

(e)

any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel provided such liens do not secure amounts more than thirty (30) days overdue;

(f)

any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Owners are prosecuting or defending such action in good faith by appropriate steps; and

(g)

Security Interests arising by operation of law in respect of taxes which are not overdue or for payment of taxes which are overdue for payment but which are being contested by the Owners or the Charterers in good faith by appropriate steps and in respect of which adequate reserves have been made, provided that the foregoing have not arisen due to the default or omission of any Relevant Person.

"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organisation from time to time.

"Potential Termination Event" means, an event or circumstance which, with the expiry of a grace period, the giving of any notice, the lapse of time and/or a determination of the Owners and/or the satisfaction of any other condition, would constitute a Termination Event.

"Prepositioning Date" shall have the same meaning as defined under the MOA.

"Prohibited Countries" means those countries and territories subject to country-wide or territory-wide Sanctions and/or trade embargoes from time to time during the Charter Period, in particular but not limited to pursuant to the U.S.'s Office of Foreign Assets Control of the U.S. Department of Treasury ("OFAC") or the United Nations.

"Prohibited Person" means any person, entity or any other party which is (i) located, domiciled, resident or incorporated in a Prohibited Country, and/or (ii) subject to any sanction administrated by the United Nations, the European Union, the United States and the U.S. Department of Treasury's Office of Foreign Assets Control ("OFAC"), the United Kingdom, Her Majesty's Treasury ("HMT") and the Foreign and Commonwealth Office of the United Kingdom, the Special Administrative Region of Hong Kong, the People's Republic of China and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

"Purchase Option" means the purchase option referred to in Clause 51.1.

"Purchase Option Date" shall have the meaning ascribed thereto in Clause 51.2.

"Purchase Option Fee" means:

(a)

if the Purchase Option is exercised on or after the first (1st) anniversary of the Commencement Date and before the second (2nd) anniversary of the Commencement Date, one point eight per cent. (1.80%) of the Owners' Costs on the applicable Purchase Option Date;

(b)

if the Purchase Option is exercised on or after the second (2nd) anniversary of the Commencement Date and up to the third (3rd) anniversary, inclusive, of the Commencement Date, one point five per cent. (1.50%) of the Owners' Costs on the applicable Purchase Option Date;

(c)	if the Purchase Option is exercised after the third (3rd) anniversary of the Commencement Date zero per cent. (0%) of the Owners' Costs as at the applicable Purchase Option Date.

"Purchase Option Notice" shall have the meaning ascribed thereto in Clause 51.2.

"Purchase Option Price" means, in respect of any Purchase Option Date:

(a)	if the Purchase Option Date falls on any Payment Date on or after the first (1st) anniversary of the Commencement Date but prior to the last day of the Charter Period, the aggregate of:

(i)	the Owners' Costs prevailing as at the relevant Purchase Option Date;

(ii)	any Variable Charterhire accrued but unpaid as at the date of payment of the Purchase Option Price;

(iii)	any Purchase Option Fee;

(iv)	any Breakfunding Costs;

(v)	any documented legal or other costs incurred by the Owners in connection with the exercise of the Purchase Option under Clause 51 (Purchase Option); and

(vi)	aside from the amounts described under paragraphs (i) to (v) above, any other moneys due and owing under the Leasing Documents at the relevant Purchase Option Date,

(b)	if the Purchase Option Date falls on the last day of the Charter Period, the aggregate of:

(i)	the Final Purchase Option Price;

(ii)	any Charterhire accrued but unpaid as at the date of payment of the Purchase Option Price;

(iii)	any documented legal or other costs incurred by the Owners in connection with the exercise of the Purchase Option under Clause 51 (Purchase Option); and

(iv)	aside from the amounts described under paragraphs (i) to (iii) above, any other moneys due and owing under the Leasing Documents at the relevant Purchase Option Date.

"Purchase Price" has the meaning given to it in the MOA.

"Quotation Day" means, in relation to any Hire Period, two (2) Business Days before the first day of that Hire Period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Owners in accordance with market practice in the Relevant Interbank Market.

"Relevant Interbank Market" means the London interbank market or in the case of any Replacement Benchmark, any applicable replacement interbank market.

"Relevant Person" means each of the Charterers (for the avoidance of doubt, reference to Charterers here include the Charterers acting in their capacities as sellers under the MOA), the Guarantor, any Approved Manager which is an entity within the Group, any Approved Sub-charterer which is an entity within the Group and any other party providing security to the Owners in respect of the Charterers' obligations under this Charter pursuant to a Security Document (except any Approved Manager or sub-charterer which are not entities within the Group).

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Owners, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or

(c)	in the opinion of the Owners, an appropriate successor to a Screen Rate.

"Relevant Jurisdiction" means, in relation to each Relevant Person:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any property owned by it and charged under a Leasing Document is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Leasing Documents entered into by it creating a Security Interest.

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss".

"Safety Management Certificate" shall have the same meaning as ascribed under the ISM Code.

"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of a Sanctions Authority, to the extent applicable to this transaction; or

(b)	otherwise imposed by any applicable law or regulation by which any Relevant Person is bound or to which it is subject.

"Sanctions Authority" means:

(a)	the United Nations or its Security Council;

(b)	the United States;

(c)	the European Union or the Council of the European Union;

(d)	the United Kingdom;

(e)

the People's Republic of China (including for the avoidance of doubt, Hong Kong), provided that this paragraph (e) shall not apply to the Trafigura Charterer when the Vessel is chartered under the Trafigura Charter or the operation or use of the Vessel by the Trafigura Charterer (but not any further sub-lessee of the Vessel) when the Vessel is operated by the Trafigura Charterer (but not any further sub-lessee of the Vessel), in each case unless otherwise specified in Clause 50.3; and

(f)

the governments and official institutions or agencies of any of paragraphs (a) to (e) above, including the U.S. Department of the Treasury's Office of Foreign Assets Control, the United States Department of State, the U.S. Department of Commerce and the Hong Kong Monetary Authority and Her Majesty's Treasury.

"Sanctions Advisory" means the Sanctions Advisory for the Maritime Industry, Energy and Metals Sectors, and Related Communities issued May 14, 2020 by the US Department of the Treasury, Department of State and Coast Guard, as may be amended or supplemented, and any similar future advisory.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Owners may specify another page or service displaying the relevant rate.

"Screen Rate Contingency Period" means twenty (20) days.

"Screen Rate Replacement Event" means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Owners, materially changed;

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)

the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Owners) temporary; or

(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than the Screen Rate Contingency Period; or

(d)	in the opinion of the Owners, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Charter.

"Scheduled Delivery Date" has the meaning given to this term in the MOA.

"Secured Liabilities" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of a Relevant Person to the Owners under or in connection with the Leasing Documents or any judgment relating to the Leasing Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.

"Security Documents" means the Guarantee, the Account Security, the Shares Security, the General Assignment, the Manager's Undertaking and any other document whether or not it creates a Security Interest which is executed as security for the obligations of the Charterers under or in connection with this Charter.

"Security Period" means the period commencing on the date of this Charter and ending on the date on which the Owners are satisfied that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.

"Security Interest" means:

(a)

a mortgage, charge (whether fixed or floating) or pledge, lien, assignment, hypothecation or any other security interest of any kind or any other agreement or arrangement having the effect of conferring a security interest;

(b)	the security rights of a plaintiff under an action in rem; or

(c)

any other right which confers on a creditor or potential creditor a right or privilege to receive the amount actually or contingently due to it ahead of the general unsecured creditors of the debtor concerned; however this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

"Shares Security" means the share charge entered into by the Guarantor (in its capacity as shareholder of the Charterers) creating a Security Interest over all its shares in the Charterers in favour of the Owners.

"Specified Time" means 11.00am London time on the Quotation Day.

"Statement of Compliance" means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

"Subsidiary" means a subsidiary within the meaning of section 1159 of the UK Companies Act 2006.

"Substitute Charter" means a time charter with a duration not less than one (1) year, with a daily charterhire not less than US$23,000 and with a charterer approved by the Owners in writing.

"Technical Manager" means Central Shipping Inc., a corporation incorporated under the laws of Marshall Islands with registration number 98339, Central Mare Inc., a corporation incorporated under the laws of Marshall Islands with registration number 32656 or any reputable management company designated by the Charterers approved by Trafigura Charterer, while on time charter to Trafigura Charterer, and the Owners, thereafter, in writing from time to time as the technical manager of the Vessel.

"Termination Event" means any event described in Clause 49.1 (Termination Events).

"Termination Fee" means:

(a)	if the Termination Sum is payable to the Owners before the second (2nd) anniversary of the Commencement Date, one point eight per cent. (1.80%) of the Owners' Costs as at the relevant date;

(b)

if the Termination Sum is payable to the Owners on or after the second (2nd) anniversary of the Commencement Date and up to the third (3rd) anniversary, inclusive, of the Commencement Date, one point five per cent. (1.50%) of the Owners' Costs as at the relevant date; and

(c)	if the Termination Sum is payable after the third (3rd) anniversary of the Commencement Date, one per cent. (1.00%) of the Owners' Costs as at the relevant date,

provided always that, if the Charterers' obligation to pay the Termination Sum arises (solely and directly) as a result of any breach under subparagraphs (q)(iv), (y) and (z)(i) of Clause 45.1 (Representations and Warranties), (j) and (o) of Clauses 46.1 (Undertakings) or paragraph (o) of Clause 49.1 (Termination Events) caused by the Approved Sub-charterer's acts or omissions, then the applicable Termination Fee shall be one per cent. (1.00%) of the Owners' Costs as at the relevant date.

"Termination Notice" has the meaning given to it under Clause 49.2.

"Termination Sum" means, in respect of any date (such date being referred to as the "Relevant Date" for the purposes of this definition only), the aggregate of (without double counting amounts that may be included in more than one sub-paragraph below):

(a)	the Owners' Costs prevailing as at the Relevant Date;

(b)	any Variable Charterhire accrued and unpaid as at the date of payment of the Termination Sum;

(c)	the Termination Fee;

(d)	any Breakfunding Costs;

(e)

any and all evidenced and documented direct costs, losses and liabilities incurred by the Owners as a result of the early termination of the leasing under this Charter including but not limited to any legal costs, any agency or broker fees incurred in attempting to re-charter or otherwise dispose of the Vessel;

(f)

any and all documented costs, losses and liabilities incurred by the Owners in locating, repossessing, recovering, repositioning, berthing, insuring and maintaining the Vessel and/or in collecting any payments due under this Charter and/or in obtaining the due performance of the obligations of the Charterers under this Charter or the other Leasing Documents; and

(g)

aside from the amounts described under paragraphs (a) to (f) above, any other moneys due and owing under the Leasing Documents at the Relevant Date including any default interest on amounts under (a) to (f) above,

"Termination Notice" has the meaning given in Clause 49.2 (Termination Events).

"Total Loss" means:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Vessel;

(b)

any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension) unless it is redelivered within twenty-one (21) days to the full control of the Owners or the Charterers; or

(c)

any arrest, capture, seizure or detention of the Vessel (including any hijacking or theft but excluding any event specified in paragraph (b) of this definition) unless it is redelivered within thirty (30) days to the full control of the Owners or the Charterers.

"Total Loss Date" means, in relation to the Total Loss of the Vessel:

(a)	in the case of an actual loss of the Vessel, the date on which it occurred;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of:

(i)	the date on which a notice of abandonment is given to the insurers;

(ii)	the date when the Vessel was last heard of; and

(iii)	the date of any compromise, arrangement or agreement made by or on behalf of the Charterers with the Vessel's insurers in which the insurers agree to treat the Vessel as a Total Loss; and

(c)

in the case of any expropriation, confiscation, requisition or acquisition of the Vessel whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one (1) year without any right to an extension), on the date on which the expropriation, confiscation, requisition or, as the case may be, the acquisition of the Vessel is completed by delivery of the Vessel to the relevant government or official authority or the person or persons claiming to be or to represent the relevant government or official authority unless it is redelivered within twenty-one (21) days to the full control of the Owners or the Charterers; and

(d)

in the case of any arrest, condemnation, capture, seizure or detention of the Vessel (including any hijacking or theft), unless it is redelivered within thirty (30) days to the full control of the Owners or the Charterers, the date falling on the expiration of such days.

"Total Loss Payment Date" means, following the occurrence of a Total Loss, the earlier of:

(a)	the date falling one hundred and twenty (120) days after the Total Loss Date or such later date as the Owners may agree; and

(b)	the date on which the Owners receive the Total Loss Proceeds.

"Total Loss Proceeds" means the proceeds of any policy or contract of insurance or any Requisition Compensation in each case arising in respect of a Total Loss.

"Trafigura Charter" means a time charter entered into between the Charterers and the Trafigura Charterer as time charterer dated 15 December 2020 in relation to the Vessel, as amended from time to time.

"Trafigura Charterer" means Trafigura Maritime Logistics Pte. Ltd. or any other nominee nominated as the charterers under the Trafigura Charter (which is acceptable to the Owners) in accordance with the terms of the Trafigura Charter.

"US" means the United States of America.

"US Tax Obligor" means (a) a person which is resident for tax purposes in the United States of America or (b) a person some or all of whose payments under the Leasing Documents are from sources within the United States for United States federal income tax purposes.

"Variable Charterhire" shall have the meaning as defined under paragraph (b) of Clause 36.5.

"Vessel" means the very large crude carrier having Builder's hull number 3213 and to be named Julius Caesar being constructed by the Builder under the Contract.

66.2	Construction

Unless a contrary indication appears, in this Charter:

"Approved Manager", "Builder", "Charterers", "Guarantor", "Relevant Person", or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Leasing Documents;

"agreed form" means, in relation to a document, such document in a form agreed in writing between the Owners and the Charterers and, if required by the Owners in their sole discretion, the Owners' Financiers;

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association;

"consent" means:

(a)	an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalization; and

(b)

in relation to anything which will be prohibited or restricted by law if a governmental or official authority intervenes or acts in any way within a specified period after lodgment, filing, registration or notification, the expiry of that period without intervention or action.

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

"continuing" means, in relation to any Termination Event, a Termination Event which has not been waived by the Owners and in relation to any Potential Termination Event, a Potential Termination Event which has not been waived by the Owners or remedied to the satisfaction of the Owners;

"control" over a particular company means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(a)	cast, or control the casting of, more than 51 per cent, of the maximum number of votes that might be cast at a general meeting of such company;

(b)	appoint or remove all, or the majority, of the directors or other equivalent officers of such company; or

(c)	give directions with respect to the operating and financial policies of such company with which the directors or other equivalent officers of such company are obliged to comply;

"document" includes a deed; also a letter, fax or telex;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"gross negligence" means a form of negligence which is distinct from ordinary negligence, in which the due diligence and care which are generally to be exercised have been disregarded to a particularly high degree, in which the plainest deliberations have not been made and that which should be most obvious to everybody has not been followed.

"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

"liability" includes every kind of debt or liability (present or future, and including contingent liabilities only in the case of paragraph (g)(ii) of Clause 49.1 (Termination Events), Clause 53 (Indemnities) and the definition of "Financial Indebtedness"), whether incurred as principal or surety or otherwise;

"months" shall be construed in accordance with Clause 66.3 (Meaning of "month");

"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the International Group of Protection And Indemnity Clubs including pollution risks, extended passenger cover and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

"regulation" includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation; and

"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

66.3	Meaning of "month"

A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)

on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)

on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and "month" and "monthly" shall be construed accordingly.

66.4	In this Charter:

(a)

references to a Leasing Document or any other document being in the form of a particular appendix or to any document referred to in the recitals include references to that form with any modifications to that form which the Owners and the Charterers approve;

(b)	references to, or to a provision of, a Leasing Document or any other document are references to it as amended or supplemented, whether before the date of this Charter or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Charter or otherwise; and

(d)	words denoting the singular number shall include the plural and vice versa.

66.5	Construction of Insurance terms

In this Charter:

"approved" means, for the purposes of Clause 39 (Insurance), approved in writing by the Owners.

"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Vessel in consequence of its insured value being less than the value at which the Vessel is assessed for the purpose of such claims.

"obligatory insurances" means all insurances effected, or which the Charterers are obliged to effect, under Clause 39 (Insurance) or any other provision of this Clause or another Leasing Document.

"policy" includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

"protection and indemnity risks" means the usual risks (including but not limited to freight, demurrage and defence cover) covered by a protection and indemnity association being a member of the International Group of Protection and Indemnity Clubs, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls)(1/10/83).

66.6	Headings

In interpreting a Leasing Document or any provision of a Leasing Document, all clauses, sub-clauses and other headings in that and any other Leasing Document shall be entirely disregarded.

SCHEDULE 1

&NBSP;&NBSP;&NBSP;&NBSP;ACCEPTANCE CERTIFICATE

JULIUS CAESAR INC. (the "Charterers") hereby acknowledges that at [●] hours on [●], there was delivered to, and accepted by, the Charterers the Vessel known as m.v. "Julius Caesar", registered in the name of SEA 268 LEASING CO. LIMITED (the "Owners") under the flag of the Marshall Islands with IMO number 9912244 under a bareboat charter dated [●] (the "Charter") and made between the Owners and the Charterers and that Delivery (as defined in the Charter) thereupon took place and that, accordingly, the Vessel is and will be subject to all the terms and conditions contained in the Charter.

The Charterers warrant that the representations and warranties made by them in Clause 45 (Representation and Warranties) of the Charter remain correct and that no Termination Event (as defined in the Charter) has occurred and is continuing at the date of this Acceptance Certificate.

_______________________________

Name:

Title:

for and on behalf of

JULIUS CAESAR INC.

Dated:

SCHEDULE 2

PART A

The following are the documents referred to in Clause 34.2(e)(i):

1	Corporate Authority

1.1	A copy of the constitutional documents of each Relevant Person.

1.2	If required, a copy of the resolutions of the board of directors (or equivalent) of each Relevant Person:

(a)	approving the terms of, and the transactions contemplated by, the Leasing Documents to which it is a party and resolving that it execute the Leasing Documents to which it is a party;

(b)	authorizing a specified person or persons to execute the Leasing Documents to which it is a party on its behalf; and

(c)

authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under, or in connection with, the Leasing Documents to which it is a party.

1.3	If required, an original of the power of attorney of any party to a Leasing Document authorising a specified person or persons to execute the Leasing Documents to which it is a party.

1.4	If required, a specimen of the signature of each person authorized by the resolution referred to in paragraph 1.2 above.

1.5	If required, a copy of the resolutions signed by all the holder(s) of the issued shares of any Relevant Person, approving the terms of, and the transactions contemplated by such Leasing Document.

1.6

A certificate of an officer or authorized signatory of each Relevant Person certifying that each copy document relating to it specified in this Part A of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2	Documents and other security

2.1	A duly executed original of each Leasing Document (except the General Assignment and the Manager's Undertaking) and of each document to be delivered under each of them.

2.2	Agreed forms of the General Assignment and the Manager's Undertaking and of each document to be delivered under each of them.

2.3	Evidence that the Charterers' Operating Account have been opened and maintained with the Account Bank.

3	Valuation of Vessel

Valuation(s) of the Vessel, addressed to the Owners and dated not earlier than thirty (30) days before the Commencement Date indicating the First Market Value.

4	Legal opinion

4.1

An agreed form legal opinion by English legal advisers to the Owners on such matters on the laws of England in relation to the applicable documents listed in paragraphs 2.1 and 2.2 of Part A of this Schedule, in form and substance acceptable to the Owners.

4.2

Agreed forms of legal opinions by lawyers appointed by the Owners on such matters relating to the applicable documents listed in paragraphs 2.1 and 2.2 of Part A this Schedule, concerning the laws of the Republic of the Marshall Islands, Germany and such other relevant jurisdictions as the Owners may reasonably require, in form and substance acceptable to the Owners.

5	Vessel Insurances

5.1	Evidence that the Vessel is or will be on Delivery insured in the manner required under Clause 39 (Insurance).

5.2

Agreed form of letters of undertaking and certificates of entry (as the case may be) relating to insurances as set out in Clause 39 (Insurance) from the relevant insurer, insurance broker, protection and indemnity association or war risks association (as the case may be).

5.3	An insurance report by an insurance advisor appointed by the Owners (but at the cost of the Charterers) in an agreed form acceptable to the Owners.

6	Contract

6.1	A copy of the executed Contract, certified as true by an authorised signatory of the Charterers.

6.2	A copy, certified as true by a director of the Charterers, of:

(a)

the notification as referred to under Article VII paragraph 1 of the Contract from the Builder to the Charterers (in their capacity as buyers under the Contract) indicating the Scheduled Delivery Date (as defined under the MOA); and

(b)	the telefax or email from the Builder to the Charterers as referred to under Article X paragraph 3 of the Contract requesting payment of the Contract Delivery Instalment (as defined under the MOA).

6.3

A copy, certified as true by a director of the Charterers, of a letter issued by the Builder stating that all amounts due and payable to the Builder under the Contract (other than the Contract Delivery Instalment) has been paid and that no other disputes or pending claims exist under the Contract.

6.4	If applicable, documentary evidence that the Charterers (in their capacity as sellers) have complied with the requirements set out under Clause 22(a)(i) of the MOA.

7	Others

7.1	Evidence that the Arrangement Fee and all other fees, costs and expenses then due from the Charterers to the Owners under the Leasing Documents have been paid and received by the Owners.

7.2	A copy of the Management Agreement and any amendments thereto.

7.3	A copy of the Trafigura Charter and any amendments thereto.

7.4	Copies of the Document of Compliance of the Approved Technical Manager.

7.5	Copies of the Original Financial Statements.

7.6

Such evidence relating to the Relevant Person as the Owners may reasonably require for their (or their financiers) to be able to satisfy each of their "know your customer" or similar identification procedures in relation to the Leasing Documents.

7.7

A copy of any other consents, approvals, authorization or other document, opinion or assurance which the Owners consider to be reasonably desirable in connection with the entry into and performance of the transactions contemplated by any of the Leasing Documents or for the validity and enforceability of such documents.

7.8	Such other documents as the Owners may require by giving notice to the Charterers.

PART B

The following are the documents referred to in Clause 34.2(e)(ii):

1	Corporate Authorisations/Confirmation

1.1

A certificate of an authorized signatory of each Relevant Person certifying that each copy document provided under paragraph 1 of Part A of Schedule 2 of the MOA remains correct, complete and in full force and effect as on the Commencement Date.

1.2	A certificate of an authorized signatory of the Charterers certifying that there is no Potential Termination Event or Termination Event has occurred and is continuing as of the Commencement Date.

2	Security Documents

2.1

Duly executed and dated copies of the General Assignment and each Manager's Undertaking and of each document to be delivered under it and evidence of their delivery within the timing prescribed under it.

2.2

Documentary evidence that the Security Interests intended to be created by each of the Security Documents have been duly perfected under applicable law or will be perfected under applicable law within the prescribed period contained in such Security Documents.

3	Vessel certificates

3.1

A copy of the Vessel's class certificate evidencing that the Vessel maintains its classification as set out in Article I of the Contract with the Approved Classification Society free of all recommendations and conditions.

3.2	Where applicable, a copy of any other certificate mandatorily required by the International Maritime Organisation or the Approved Classification Society.

3.3	Where applicable, a copy of the tonnage certificate of the Vessel.

3.4	Where applicable, safety construction, safety equipment, safety radio and load line certificates in respect of the Vessel.

3.5

Any other document required to be delivered by the Builder to the Buyers under the terms of the Contract (including the documents to be delivered by the Builder as set out under Article VII paragraph 3 of the Contract).

3.6	Documentary evidence that the Vessel has been delivered by the Builder to the Charterers pursuant to the terms of the Contract, where such documents shall include, in particular:

(a)

the original notarized and if required, legalised copies of the bill of sale and builder's certificate duly executed by the Builder (and where executed by an attorney of the Builder, together with such original notarized Builder's power of attorney); and

(b)	the original protocol of delivery and acceptance duly executed by the Builder and the Charterers.

4	Delivery and title registration of the Vessel

4.1	Documentary evidence that the Vessel:

(a)	will simultaneously upon Delivery definitively and permanently registered in the name of the Owners under the flag of the Flag State; and

(b)	will simultaneously upon Delivery in the absolute and unencumbered ownership of the Owners.

4.2	The commercial invoice of the Vessel.

5	Legal opinions

5.1	A signed legal opinion of Watson Farley & Williams, legal advisers to the Owners on such matters on the laws of England as may be satisfactory to the Owners.

5.2	Signed legal opinions by lawyers appointed by the Owners on such matters on the laws of the Marshall Islands and the Netherlands and any other jurisdictions as may be satisfactory to the Owners.

6	Contract Price

6.1	A copy, certified as true by a director of the Charterers, of:

(a)

the notification as referred to under Article VII paragraph 1‐ of the Contract from the Builder to the Charterers (in their capacity as buyers under the Contract) indicating the Scheduled Delivery Date (as defined under the MOA); and

(b)	the telefax or email from the Builder to the Charterers as referred to under Article X paragraph 2(e) of the Contract requesting payment of the Contract Delivery Instalment (as defined under the MOA).

6.2

To the extent not already provided pursuant to the other Parts of this Schedule, a letter issued by the Builder stating that all amounts due and payable to the Builder under the Contract (other than the Contract Delivery Instalment) has been paid and that no other disputes or pending claims exist under the Contract.

7	Others

The Owners being satisfied that all conditions precedent or documents or evidence specified in Schedule 1 to the MOA have been satisfied or provided in form and substance satisfactory to the Owners.

PART C

The following are the documents referred to in Clause 34.8:

1	Security Interests

Not later than five (5) Business Days after the Commencement Date, documentary evidence that the Security Interests intended to be created by each of the Security Documents have been duly perfected under applicable law (as applicable).

2	Legal opinions

Not later than three (3) Business Days after the Commencement Date, issued signed copies of the legal opinions referred to in paragraph 5 of Part B of Schedule 2 of this Charter.

3	Insurances

3.1

Not later than five (5) Business Days after the Commencement Date, receipt of copies of the executed letters of undertaking and certificates of entry (as the case may be) relating to insurances as set out in Clause 39 (Insurance) acknowledged by the relevant insurer, insurance broker, protection and indemnity association or war risks association (as the case may be), each in the agreed form under paragraph 5.2 of Part A of Schedule 2 of this Charter.

3.2	Not later than ten (10) Business Days after the Commencement Date, the signed insurance report in the form agreed under paragraph 5 of Part A of Schedule 2 of this Charter.

4	Others

4.1	No later than six (6) months after the Commencement Date, evidence that the Vessel has been permanently registered with the Flag State.

4.2

No later than three (3) Business Days after the Commencement Date, copies of the Vessel's Safety Management Certificate (together with any other details of the applicable Safety Management System which the Owners require) and of any other documents required under the ISM Code and the ISPS Code (including without limitation an ISSC and IAPPC).

EXECUTION PAGE

OWNERS

SIGNED by Lin Chung Fai Simon	)
duly authorized Attorney-in-fact	)	/s/ Lin Chung Fai Simon
for and on behalf of	)
SEA 268 LEASING CO. LIMITED	)	Attorney-in-fact

in the presence of:	)

Witness' signature:	)	/s/ Wong Ho Ching

Witness' name:	)	Wong Ho Ching

Witness' address:	)	Suites 4610-4619, Jardine House,
1 Connaught Place, Hong Kong

CHARTERERS

SIGNED by Alexandros Tsirikos	)
duly authorized Attorney-in-fact	)	/s/ Alexandros Tsirikos
for and on behalf of	)
JULIUS CAESAR INC.	)	Attorney-in-fact

in the presence of:	)

Witness' signature:	)	/s/ Dimitra Karkaletsi

Witness' name:	)	Dimitra Karkaletsi

Witness' address:	)	274, Leof. Salaminas – Salaminia
Greece